                                                                 EXHIBIT 10.30


     CREDIT CARD PROGRAM AGREEMENT, dated as of February ___, 1994 by and among HOME SHOPPING NETWORK, INC. ("HSN") a Delaware corporation with its principal place of business at 2501 118th Avenue North, St. Petersburg, Florida 33716; the Participating Subsidiaries (as defined below); and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital"), a New York corporation having an office at 260 Long Ridge Road, Stamford, Connecticut 06927.

                             W I T N E S S E T H :

     WHEREAS, HSN, through one or more of its Participating Subsidiaries is engaged, among other activities, in the business of selling Merchandise from Stores and through television or other electronic media; and

     WHEREAS, GE Capital has agreed (i) to purchase qualifying Accounts and Indebtedness and (ii) to provide certain credit-related services to HSN all pursuant to the terms and conditions hereinafter set forth; and

     WHEREAS, to induce GE Capital to make such purchases and perform such services, HSN and the Participating Subsidiaries have each agreed to make certain undertakings, covenants, representations, and warranties;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01. Generally. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Account" shall mean any account, account receivable, other receivable, contract right, chose in action, general intangible, chattel paper, instrument, document, note, and proceeds thereof (as each of those terms which is defined in the applicable UCC is so defined), whether now owned or hereafter acquired by either HSN, any Participating Subsidiary or GE Capital, and wherever located, arising out of the sale of Merchandise by HSN or any of the Participating Subsidiaries to an Account Debtor pursuant to a Credit Agreement entered into between HSN and/or any Participating Subsidiary and an Account Debtor pursuant to this Program together with (a) all of the instruments and Account Documentation evidencing the same, the receivables therefrom (including all Indebtedness), and the proceeds thereof, (b) all of HSN's and the Participating Subsidiaries's rights as to any Merchandise, goods, or other property which is represented thereby or is security or collateral therefor, and (c) all guarantees, claims, security interests, or other security held by or granted to HSN and/or the Participating Subsidiaries to secure payment by any Person with respect thereto.

     "Account Debtor" shall mean any natural person who is or who may become obligated under, with respect to, or on account of, an Account.

     "Account Documentation" shall mean any and all documentation relating to an Account, including, without limitation, Credit Applications, Credit Agreements, sales slips, credit slips, Credit Cards, delivery receipts, billing statements, checks and stubs, and all correspondence, memoranda, magnetic tapes, disks, or hardcopy formats, or any other computer-readable data transmissions or software related thereto, all other written material relating to an Account, and any microfilm or microfiche copy of any of the foregoing.

     "Active Account" shall mean, with respect to a Billing Cycle, an Account owned by GE Capital which Account has a debit or credit balance or to which a debit or credit has been posted.

     "Aggregate Investment" shall mean, at any time, the aggregate of all Indebtedness owned by GE Capital as calculated on the relevant date (excluding the total of any amounts written-off by GE Capital on the Accounts or Indebtedness repurchased by HSN).

     "Agreement" shall mean this Credit Card Program Agreement, including all amendments, modifications, supplements, exhibits, and schedules hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

     "Average Account Balance" shall mean for any period consisting of one or more consecutive Billing Cycles, the sum for all such Billing Cycles of the Average Aggregate Investment on the relevant Billing Date during each such Billing Cycle, divided by the sum of the number of Active Accounts during each such Billing Cycle.

     "Average Aggregate Investment" shall mean, for any period, the sum of all Indebtedness owned by GE Capital on each day during such period, divided by the number of days in such period.

     "Average Commercial Paper Rate" shall mean, for any period, the sum of the Commercial Paper Rates for each Business Day on which such rate is published, divided by the number of Business Days on which such rate is published during such period.

     "Average Periodic Aggregate Investment" shall mean for any period, the sum of the Average Aggregate Investments as of each date during such period, divided by the number of days during such period.

     "Average Reserve Balance" shall mean, with respect to any period, an amount equal to the sum of the Reserve Balances for each day in the period divided by the number of days in such period.

     "Bad Debt" shall mean Indebtedness pursuant to an Account, (i) on which eight (8) or more payments are due as calculated on a contractual basis, (ii) where the Account Debtor (a) has filed a petition for relief under the Bankruptcy Code, (b) had filed against it any petition or other application for relief under such Bankruptcy Code (c) or has suffered a receiver or trustee to be appointed for all or a significant portion of its assets, (iii) where the Account Debtor has died and GE Capital has deemed the Indebtedness uncollectible, (iv) where an Account Debtor has asserted that the Indebtedness was fraudulently incurred and the claim of fraud is not frivolous, provided that such fraudulent incurrence does not arise in connection with a fraudulent Credit Application, (v) where the Account Debtor is no longer located at the address stated in the Account Documentation and GE Capital has endeavored but has been unable to find a forwarding address, or (vi) which is deemed by GE Capital in its good faith judgment after applying reasonable standards to be uncollectible, and which GE Capital therefore determines to be Bad Debt prior to such Account being eight (8) payments due.

     "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Section 1101 et seq., as the same may be amended from time to time, and any similar successor statute that may be in effect from time to time.

     "Billing Cycle" shall mean the time interval between regular periodic Billing Dates for an Account.

     "Billing Date" shall mean the last day of a Billing Cycle for an Account.

     "Business Day" shall mean any day, except Saturday, Sunday or a legal holiday, on which HSN and GE Capital are open for business.

     "Collection Policy" shall mean the collection policy applied by GE Capital in accordance with its usual standards in the context of its retail accounts receivable business which are attached to this Agreement as Exhibit A and may be modified from time to time by GE Capital in its sole discretion.

     "Commercial Paper Rate" shall mean the rate for so-called sixty (60) day high-grade unsecured notes sold through dealers by major corporations in multiples of $1000 as published by The Wall Street Journal in its "Money Rates" section under the heading "Commercial Paper" (or if such publication is discontinued, such other publication of similar type designated by GE Capital) on any Business Day (that such publication is published), whether or not such rate is actually charged or paid by an entity.

     "Confidential Information" shall have the meaning assigned to it in
Section 14.10 hereof.

     "Credit Agreement" shall mean an open-end revolving credit agreement entered into pursuant to this Program pursuant to which an Account Debtor may be permitted to purchase, from time to time, Merchandise from HSN or a Participating Subsidiary on credit, whether or not there is a finance charge computed from time to time, and includes, without limitation, revolving charge plans, extended payment plans, and interest free plans.

     "Credit Application" shall mean a credit application which must be completed by individuals who wish to become Account Debtors and which must be submitted to GE Capital for review.

     "Credit Card" shall mean the plastic card or temporary card issued under the Program, which evidences an Account Debtor's right to purchase Merchandise under the Program.

     "Credit Sales Turnover" shall mean, with respect to any period, (i) the aggregate Net Credit Sales for such period divided by (ii) the Average Periodic Aggregate Indebtedness for such period.

     "Customer Service Policy" shall mean the customer service policy applied by GE Capital in accordance with its usual standards in the context of its retail accounts receivable business which are attached to this Agreement as Exhibit B, and may be modified from time to time by GE Capital in its reasonable discretion (provided that any such modification shall not impair the quality and level of service set forth in Exhibit B).

     "Effective Date" means February 16, 1994.

     "Event of Default" shall have the meaning assigned to it in Article XIII hereof.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

     "GE Capital's Accounting Practices" shall mean the general accounting practices followed uniformly by GE Capital (as such accounting practices may be modified from time to time) with respect to consumer credit indebtedness purchased by GE Capital, including, without limitation, GE Capital's practices for assessing finance charges and insurance charges with respect to Accounts and for reversing such charges.

     "HSN Marks" means the name, logo, trademarks and service marks or similar proprietary designations claimed owned or used by HSN as set forth on Exhibit C attached hereto.

     "HSN Payment" shall mean any payment on an Account made by an Account Debtor (or any other Person acting on behalf of such Account Debtor) at any HSN or any Participating Subsidiary location (other than a Store).

     "Indebtedness" shall mean any obligation incurred by an Account Debtor in respect of an Account, whether or not billed, including, without limitation, any charges for Merchandise, finance charges, charges for Credit Insurance and any other charges in respect of an Account as such charges are accrued pursuant to GE Capital's Accounting Practices.

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest (including, without limitation, any interest of a buyer of accounts or chattel paper which is subject to Article 9 of the UCC), easement or encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to file, any financing statement pursuant to the UCC).

     "Loss(es)" shall mean any losses, liabilities, expenses (including reasonable attorneys' fees and court costs), judgments, damages, claims, demands, offsets, defenses, counterclaims, settlements, actions, proceedings or other costs reasonably incurred by any party to this Agreement, as the case may be.

     "Maximum Indebtedness" shall mean One Hundred Fifty Million Dollars ($150,000,000) or such greater amount as GE Capital, in its sole discretion shall, from time to time, specify to HSN.

     "Merchandise" shall mean those goods and services sold at retail by HSN and the Participating Subsidiaries in Stores or through mail order, television or other electronic media to the general public for personal, family, or household use.

     "Net Billed Insurance Charges" shall mean the sum of all Credit Insurance charges billed on Accounts (excluding Credit Insurance charges reversed in connection with a credit-based promotion or a cancellation of the insurance) each month.

     "Net Credit Sales" shall have the meaning assigned to it in Section 4.01 hereof.

     "Obligations" shall mean any and all liabilities, obligations, covenants, and duties owing by HSN or any Participating Subsidiary to GE Capital arising under this Agreement (or any modification, alteration or amendment hereof), of any kind or nature, present or future, whether or not evidenced by any note, guarantee, or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guarantee, letter of credit, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired. The term includes, without limitation, any fee, charge, expense, attorney's fee or other sum chargeable to HSN or any affiliate of HSN pursuant to this Agreement, as the same may be modified, altered or amended.

     "Operating Procedures" shall mean the instructions and procedures established by GE Capital and delivered to HSN that are to be followed by HSN and the Participating Subsidiaries in connection with the Program and attached hereto as Exhibit D, and as the same may from time to time be amended or modified by GE Capital in its sole reasonable discretion.

     "Participating Subsidiaries" shall mean Home Shopping Club, Inc., HSN Tours, Inc., HSN Mail Order, Inc., World Rez, Inc., Home Shopping Club Outlet of Clearwater, Inc., Home Shopping Club Outlet of Tampa, Inc., Home Shopping Club Outlet of Orlando, Inc., Home Shopping Club Outlet of South Orlando, Inc., Home Shopping Club Outlet of St. Petersburg, Inc., Home Shopping Club Outlet of West Tampa, Inc., Home Shopping Club Outlet of Brandon, Inc. and such other wholly-owned Subsidiaries of HSN as HSN and GE Capital shall from time to time agree upon (it being understood, that any such wholly-owned subsidiary shall be added to and become a party and signatory of, this Agreement).

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, or government (whether federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

     "POS Network" shall mean the electronic communication interchange system (including without limitation any electronic network) utilized by HSN, the Participating Subsidiaries and GE Capital to administer the Program.

     "Program" shall mean the credit card program, including the Regular Program, the Special Program, and the Recourse Program established by GE Capital in furtherance of this Agreement and made available to Account Debtors for the purchase of Merchandise. The term "Program" includes the assignment of Accounts and Indebtedness and extension of credit in connection therewith, billings, collections, accounting between the parties and all aspects of the credit card program contemplated herein.

     "Program Year" shall mean the twelve (12) month period commencing with the date on which this Agreement is executed, and each successive twelve month period during the Initial Term and Renewal Term(s).

     "Regular Program" shall mean the program under which GE Capital purchases Accounts and Indebtedness from HSN or any Participating Subsidiary not subject to the terms of the Special Program or the Recourse Program.

     "Required Reserve" shall mean, an amount equal to the product of (x) the difference between Targeted Loss Rate and five percent (5%) and (y) two and six-tenths (2.6), multiplied by the SP Aggregate Investment.

     "Reserve Account" shall have the meaning assigned to it in Section 7.02(a) hereof.

     "Reserve Balance" shall mean, at any time, the net amount of all debits and credits to the Reserve Account at such time.

     "Reserve Percentage" shall mean, for a period of twenty-four (24) months commencing with the end of the first full month next following the SP Effective Date (the "24 Month Period") an amount equal to the product of (x) the amount by which the Targeted Loss Rate exceeds five percent (5%) multiplied by (y) two and six-tenths (2.6), divided by two (2).

     "RP Annual Loss Rate" shall mean, for any Program Year, an amount equal to the quotient derived by dividing (x) the sum of the RP Net Bad Debt for such Program Year by (y) the RP Average Aggregate Investment for such Program Year.

     "RP Average Aggregate Investment" shall mean, in respect of Indebtedness (other than Indebtedness created under the Special Program or the Recourse Program), for any period, the sum of all such Indebtedness owned by GE Capital on each day during such period, divided by the number of days in such period.

     "RP Net Bad Debt" shall mean, in respect of all Indebtedness (other than Indebtedness created under the Special Program or the Recourse Program), the amount of Bad Debt first becoming Bad Debt during the period in question less the gross amount of cash recoveries received during such period in question (less deductions for attorney's fees, collection agency fees or other collection costs) in respect of Bad Debt (regardless of when such Bad Debt was incurred).

     "RPR Indebtedness" shall mean any Indebtedness incurred pursuant to an Account (a) as to which the Account Debtor has, in apparent good faith, made a claim of (i) a breach of a representation or warranty (either express or implied) by HSN or any Participating Subsidiary, (ii) a violation of a local, state, or federal law or regulation by HSN or any Participating Subsidiary or
(iii) failure by HSN or any Participating Subsidiary to provide the Account Debtor with the agreed-upon goods or services, (b) as to which HSN or any Participating Subsidiary has accepted a return of Merchandise from an Account Debtor or has granted a partial credit with respect to Merchandise purchased pursuant thereto other than in the ordinary course of business, (c) with respect to which the Account Documentation has not been forwarded to GE Capital in accordance with Section 3.05 hereof, (d) as to which there is a breach of any representation, warranty or covenant of HSN or any Participating Subsidiary hereunder relating to an Account, or there would be such a breach if such representation or warranty did not contain a requirement of materiality, (e) where an Account Debtor has asserted that the Indebtedness was fraudulently incurred and the claim of fraud is not frivolous, provided that such fraudulent incurrence does not arise in connection with a fraudulent Credit Application
(f) as to which any charges have been made which have not been authorized by GE Capital pursuant to Section 3.01(b) hereof. With respect to subsection (c) above, such event shall not be considered RPR Indebtedness if cured or resolved by HSN within two (2) Business Days after receiving notice from GE Capital thereof.

     "SP Aggregate Investment" shall mean, at any time, the aggregate of Indebtedness owned by GE Capital and created under the Special Program.

     "SP Annual Loss Rate" shall mean, for any Special Program Year, an amount equal to the quotient derived by dividing (x) the sum of the SP Net Bad Debt for such Special Program Year by (y) the SP Average Aggregate Investment for such Special Program Year.

     "SP Average Aggregate Investment" shall mean, in respect of Indebtedness created under the Special Program, for any period, the sum of all such Indebtedness owned by GE Capital on each day during such period, divided by the number of days in such period.

     "SP Effective Date" shall mean the date upon which GE Capital first purchases Accounts and Indebtedness under the terms of the Special Program.

     "SP Loss Rate" shall mean, for any period, an amount equal to the quotient derived by dividing (x) the SP Net Bad Debt for such period by (y) the SP Average Aggregate Investment for such period.

     "SP Net Bad Debt" shall mean, in respect of Indebtedness created under the Special Program or the Recourse Program, Indebtedness identified by GE Capital as Bad Debt during the period in question less the gross amount of cash recoveries received during such period (less deductions for attorney's fees, collection agency fees or other collection costs) in question in respect of such Bad Debt (regardless of when such Bad Debt was incurred).

     "SP Net Credit Sales" shall mean, in respect of Indebtedness created under the Special Program, the amount shown as the total of purchases on charge slips submitted by HSN and the Participating Subsidiaries to GE Capital (gross credit sales) less the total amount of any credit slips submitted by HSN and the Participating Subsidiaries to GE Capital.

     "SP Required Loss Payments" shall mean, for any Special Program Year, the difference derived from subtracting (x) the product of the SP Average Periodic Aggregate Investment for such period and five percent (5%) from (y) the sum of the SP Net Bad Debt for such Special Program Year.

     "Solvent" means, when used with respect to an entity on a particular date, that on such date (a) that the assets of such entity are greater than the total amount of its liabilities ("assets" and "liabilities" shall have the meanings assigned to them in accordance with GAAP), (b) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (c) such entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such entity's ability to pay as such debts and liabilities mature, and (d) such entity is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such entity's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such entity is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Special Program" shall have the meaning assigned to it in Section 7.01(a) hereof.

     "Special Program Year" shall mean the twelve-month period commencing on the SP Effective Date, and each successive twelve-month period after such initial twelve-month period.

     "Stores" shall mean those stores operated by HSN and/or the Participating Subsidiaries on the date hereof or hereafter.

     "Targeted Loss Rate" shall mean a rate established by HSN and GE Capital from time to time as the targeted rate of losses computed as a percentage of the SP Aggregate Investment under the Special Program.

     "UCC" shall mean the Uniform Commercial Code (or similar law) of the jurisdiction with respect to which such term is used, as in effect from time to time.

     "Unidentifiable Media" shall mean media that does not have a valid account number, or media with an account number that is illegibly imprinted, or media that contains any illegible content.

     Section 1.02.    Miscellaneous.

     (a) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole, including the Exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection, or clause contained in this Agreement.

     (b) The parties hereto acknowledge and agree that the specification of any dollar amount in the representations and warranties included in this Agreement or the inclusion of any specific item in the Exhibits there is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party hereto shall use the specification of any such dollar amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in an Exhibit hereto is or is not material for the purposes of this Agreement.

     (c) It is the intent of the parties to this Agreement that for purposes of calculating the various measurements contained herein, and unless otherwise specified, if there is generally one Billing Cycle per calendar month, any reference to a "period" or "month" shall mean a "Billing Cycle" and any reference to a "date" shall mean a "Billing Date". In the event that there is more than one Billing Cycle per calendar month, the relevant data used in the various calculations contained herein shall be aggregated as of the last Billing Date that appears in such calendar month.

     (d) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.

                                   ARTICLE II

                            ESTABLISHMENT OF PROGRAM

     Section 2.01. HSN to Honor Credit Card. HSN and each of the Participating Subsidiaries hereby agrees to participate in the Program and to honor the Credit Card so that Account Debtors may make purchases of Merchandise. HSN and each of the Participating Subsidiaries shall honor the Credit Card only in accordance with the Operating Procedures.

     Section 2.02.    Purchase of Accounts and Indebtedness.

     (a) Subject to the limitations set forth in this Section 2.02(a) and
Section 7.01(f), HSN and each of its Participating Subsidiaries agrees to offer to sell, assign, and transfer to GE Capital in accordance with the terms and provisions of this Agreement all Accounts and Indebtedness originated from time to time by HSN and each of its Participating Subsidiaries in connection with this Program and GE Capital agrees to purchase and acquire from HSN all such Accounts and Indebtedness offered which meet the requirements of this Agreement. GE Capital may, but shall not be obligated to, purchase any Accounts and Indebtedness from HSN and/or any of the Participating Subsidiaries at any time during which the Aggregate Investment equals or exceeds the Maximum Indebtedness; provided, however, that notwithstanding the foregoing, GE Capital shall be obligated to purchase all Indebtedness incurred in connection with a specific purchase of Merchandise authorized by GE Capital under the Program.

     (b) HSN and the Participating Subsidiaries hereby transfer, convey and assign to GE Capital, effective as of the date of payment of the purchase price, all of HSN's and the Participating Subsidiaries right, title and interest in, to and under the Accounts and Indebtedness for which GE Capital has paid the purchase price pursuant to Section 2.03 or Section 2.08(c) (including, without limitation, the right to receive finance charges and all other income and profits derived from the relevant Accounts and Indebtedness), free and clear of any Lien by HSN or any

Participating Subsidiary, subject only to the limited repurchase rights specified in Sections 2.04, 7.03, 12.05 and 12.06 of this Agreement (it being understood that it is not the intent of the parties that such repurchase rights result in the characterization of the transactions contemplated by this Agreement as a financing).

     (c) In the event that as of any month-end, the Aggregate Investment equals or exceeds eighty percent (80%) of the Maximum Indebtedness, GE Capital shall within ninety (90) days elect any one of the following options and give HSN written notice of such election within said ninety (90) day period:

     (i) GE Capital will, in its sole discretion, increase the Maximum Indebtedness to an amount GE Capital deems acceptable, but in any event to a sum equal to or higher than the amount which, at the time of the election of this option, would not trigger the provisions of Section 2.02(c). If GE Capital elects this option, then GE Capital's written notice to HSN shall include the amount of the increased Maximum Indebtedness.

     (ii) GE Capital may elect not to increase the Maximum Indebtedness and in such event, HSN shall be entitled to terminate this Agreement in accordance with the provisions of Section 12.02(b).

     (d) HSN and the Participating Subsidiaries expressly acknowledges GE Capital's right to establish the Maximum Indebtedness as described in Section
2.02 and, in this regard, hereby releases GE Capital from any and all Losses incurred as a result of GE Capital's failure to purchase Accounts or Indebtedness in excess of the Maximum Indebtedness (other than Indebtedness of the type specified in the proviso in Section 2.02(a)) or to increase the Maximum Indebtedness or as a result of any other action contemplated under
Section 2.02, including but not limited to, any losses relating to a lender liability claim.

     Section 2.03. Purchase Price. The purchase price (sales price, shipping and handling and taxes) for all Indebtedness purchased pursuant to
Section 2.02 hereof shall be one hundred percent (100%) of the face amount of such Indebtedness. HSN shall provide to GE Capital each day an electronic data transmission or daily computer tape from HSN reflecting Indebtedness and Net Credit Sales for the preceding day. GE Capital shall forward to HSN (on its own behalf and as agent for the Participating Subsidiaries) the purchase price for Indebtedness purchased hereunder, net of any (a) amount or fee referred to in Section 4.01 and (b) other adjustments with respect to Merchandise returns and/or credits, such as discounts and adjustments, by initiating a wire transfer of funds for the purchase price by 3:00 p.m. Eastern Time on the same Business Day after receipt by GE Capital of the electronic data transmissions or daily computer tape reflecting such Indebtedness, provided that such transmission or tape is received by 8:00 a.m. Eastern Time on such Business Day. Electronic data transmissions or daily computer tapes received after 8:00 a.m. Eastern Time on any Business Day shall be deemed received by 8:00 a.m. Eastern Time the following Business Day. Any amounts paid to HSN as agent for the Participating Subsidiaries shall be deemed paid by GE Capital to the relevant Participating Subsidiary.

     Section 2.04. RPR Indebtedness. If any Indebtedness becomes RPR Indebtedness, GE Capital shall have the right to require HSN to repurchase such RPR Indebtedness from GE Capital subject only to HSN's right to cure conditions pursuant to Section 2.04(c).

     (a) Repurchase Price and Payment. The repurchase price payable for RPR Indebtedness shall be 100% of the amount of such RPR Indebtedness and any unpaid finance charges that have accrued on such RPR Indebtedness during the first Billing Cycle in which finance charges are assessed. Until such time as GE Capital exercises its right to have HSN repurchase RPR Indebtedness, GE Capital shall continue to attempt to collect such RPR Indebtedness from the relevant Account Debtor. The payment of the purchase price for such RPR Indebtedness shall, in GE Capital's discretion, be (a) deducted from the amounts owing from GE Capital to HSN and the Participating Subsidiaries pursuant to Section 2.03 or (b) paid directly by HSN to GE Capital within ten
(10) Business Days after receipt of notice that such amount is due and the computation of such amount.

     (b) Assignment and Servicing. Upon any such repurchase, GE Capital shall assign to HSN all of GE Capital's right, title, and interest in and to such RPR Indebtedness, without any warranty or recourse, and, if all Indebtedness with respect to an Account is repurchased, such Account, without any warranty or recourse, and the ownership interest of GE Capital in such Indebtedness and related Account, if any, shall be terminated. After HSN has repurchased such RPR Indebtedness, (i) GE Capital's obligation to service such RPR Indebtedness, as set forth in Section 3.01 hereof, shall be terminated,
(ii) all payments in respect to such RPR Indebtedness shall be forwarded by GE Capital to HSN, but shall be subject to GE Capital's right of setoff as set forth in Section 6.08 hereof, and (iii) upon HSN's request, GE Capital shall deliver to HSN all evidences of Indebtedness and copies (or, upon HSN's reasonable request, GE Capital will make reasonable efforts to obtain and deliver originals) of Account Documentation with respect to such RPR Indebtedness then in GE Capital's possession.

     (c) Cure of RPR Claims or Conditions by HSN. In the event that Indebtedness has become RPR Indebtedness (collectively a "Claim or Condition"), GE Capital shall use its best efforts to provide oral or written notice to HSN within five (5) Business Days of receipt of such Claim or Condition that such Indebtedness has become RPR Indebtedness and the reason therefor. Upon receipt of such notice from GE Capital, HSN shall have with respect to such RPR Indebtedness (other than if such Indebtedness is classified as RPR Indebtedness pursuant to clause (c) of the definition of the term RPR Indebtedness), a period of twenty-five (25) days within which to cure or resolve the Claim or Condition which gave rise to the Indebtedness becoming RPR Indebtedness; if HSN cures or resolves the Claim or Condition within such twenty-five (25) day period to the reasonable satisfaction of GE Capital to the extent that such Indebtedness should no longer be classified as RPR Indebtedness, then GE Capital will remove such Indebtedness from the classification of RPR Indebtedness. If such Claim or Condition is not cured or resolved by HSN within such twenty-five (25) day period (or, if such Indebtedness is classified as RPR Indebtedness pursuant to clause (c) of the definition of the term RPR Indebtedness), then GE Capital shall have the unqualified right to require HSN to repurchase such RPR Indebtedness.

     (d) HSN's Obligations Unconditional. Any obligation of HSN to repurchase RPR Indebtedness pursuant to this Agreement shall be unconditional and shall not be waived, released or affected by any settlement, extension, compromise, variation in terms, forbearance or other indulgence or agreement made or granted by GE Capital with or to any Account Debtor or other Persons obligated for an Account to the extent that the settlement, extension, compromise, variation in terms, forbearance or other indulgence or agreement complies with GE Capital's Collection Policy; provided, however, that the repurchase price to be paid by HSN to GE Capital for RPR Indebtedness pursuant to Section 2.04(a) above shall be adjusted and reduced by an amount equivalent to any settlement, compromise or agreement made or granted by GE Capital with respect thereto which results in a reduction of the amount originally owed by the Account Debtor or other persons obligated for an Account with respect to such RPR Indebtedness. GE Capital shall not be required to exhaust its remedies against Account Debtors, other Persons or Merchandise as a condition precedent to requiring performance by HSN of its repurchase obligation. Without hereby waiving HSN's rights to notice of release, compromise, settlement, extension or renewal, HSN hereby expressly waives notice of nonpayment and nonperformance, demand, protest, notice of presentment, dishonor, default, maturity, notice of intent to accelerate and notice of acceleration, of any or all Accounts and guarantees at any time held by GE Capital to the fullest extent permitted by applicable law.

     Section 2.05. Monthly Statements. GE Capital shall provide to HSN a monthly statement, as of each Billing Date, of the calculations, for any Billing Cycle, of the fees and charges payable pursuant to Article IV together with such supporting information as may reasonably be requested by HSN. Each and every monthly statement shall be deemed final, binding, and conclusive upon HSN in all respects as to all matters reflected therein, except as to clear error, unless HSN, within thirty (30) days after the date the statement is received by HSN, notifies GE Capital of any objections which HSN may have to any such monthly statement, describing the basis for each such objection with specificity.
In that event, all matters reflected in such statement, other than those items expressly objected to in such notice, shall be deemed final, binding and conclusive on HSN.

     Section 2.06. Payments. GE Capital may, at its option and following reasonable prior notice to HSN, apply any amounts due from GE Capital to HSN or any Participating Subsidiary pursuant to this Agreement against amounts past due from HSN or any Participating Subsidiary to GE Capital hereunder, including, but not limited to, the return of the unearned portion, if any, of the Commitment Fee paid by GE Capital pursuant to Section 4.02.

     Section 2.07. Credit Insurance. (a) Subject to applicable state law and regulation, GE Capital shall have (i) the exclusive right to arrange the solicitation and offering to Account Debtors of credit life and credit disability insurance, provided that prior to the distribution of materials to be used in connection with such solicitation and offering, such materials shall first be submitted to HSN for approval (which approval shall not be unreasonably withheld) and (ii) subject to the mutual agreement of HSN and GE Capital, the non-exclusive right to arrange the solicitation and offering to Account Debtors credit property or other types of credit insurance (collectively "Credit Insurance") on the Accounts under a credit insurance program. The Credit Insurance will be under a master group plan with GE Capital or an affiliate of GE Capital underwritten by an insurer selected by GE Capital, provided that such underwriter shall have a Best's rating of no less than A- unless HSN and GE Capital agree otherwise. GE Capital shall service and bill Account Debtors who have purchased Credit Insurance under Accounts. The insurance offers may be in direct mail or statement inserts and, subject to the mutual consent of the parties to this Agreement, Credit Applications or
Credit Card carrier enrollments.   The monthly charges incurred by an Account
Debtor under an Account for such Credit Insurance shall be charged as an insurance service transaction to the applicable Account Debtor's Account. Compensation or fees shall be paid to HSN (or offset by GE Capital against monies owed to GE Capital by HSN hereunder) at least monthly in the amount which is the equivalent of thirty percent (30%) of Net Billed Insurance Charges. If required by the insurer in accordance with applicable law, HSN or a subsidiary shall obtain insurance licensing necessary for GE Capital to pay to HSN the fees provided for hereunder. If the insurer requires such license of HSN, GE Capital shall not be permitted to offset monies due HSN under this
Section 2.07 against amounts owed to GE Capital. All payments to HSN under this Section 2.07 shall cease upon a termination of this Agreement pursuant to
Section 12.03(b) or (c) whether or not GE Capital is liquidating the Accounts. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude HSN Insurance, Inc., a wholly-owned subsidiary of HSN, from offering its insurance products (other than credit life and credit disability insurance) to Account Debtors.

     (b) GE Capital shall process through the insurance carrier all claims received from Account Debtors having Credit Insurance on their Accounts.

     (c) GE Capital, HSN and the Participating Subsidiaries understand that Credit Insurance, including the compensation and fees that may be paid to each of them, is regulated under applicable state laws and regulations. GE Capital makes no representations or warranties with respect to the availability of Credit Insurance on any Account(s) nor with respect to any compensation or fees. Prior to GE Capital offering any such insurance products to Account Debtors, it shall cause the underwriter of such insurance product to directly indemnify HSN, to HSN's satisfaction, for all Losses incurred by HSN as a result of the underwriter's acts and omissions and/or the insurance product itself.

     Section 2.08. Interim Provisions. (a) Notwithstanding anything to the contrary in this Agreement, up and until the conditions specified in Section 5.01(e) shall have been satisfied, GE Capital shall not be obligated to purchase Accounts and Indebtedness pursuant to this Agreement and GE Capital shall service accounts and indebtedness of HSN and Participating Subsidiaries in accordance with the provisions of this Section 2.08.

     (b) GE Capital, HSN and the Participating Subsidiaries hereby agree that for the periods (i) from the date hereof through the date on which the conditions specified in Section 5.01(e) shall have been satisfied and (ii) from and after the date this Agreement shall terminate pursuant to Section 12.03(d) hereof as a consequence of those conditions set forth in Section 5.01(e) not being satisfied until the earlier to occur of the date (A) one hundred eighty
(180) days after the date of such termination and (B) on which HSN shall have notified GE Capital that HSN has an alternative to the Program in effect, GE Capital shall provide to HSN and the Participating Subsidiaries the services specified in Article III hereof, (y) all of the provisions of this Agreement shall be equally applicable and shall be in full force and effect with respect to both the accounts and indebtedness for which GE Capital provides services pursuant to Article III and such services provided by GE Capital, except that
(A) Sections 2.02, 2.03, 2.04, 2.07, 3.01(i), 3.06, 4.02, 12.05, 12.07 and
14.14 and Articles V (other than Section 5.01(a)) and VII shall not be applicable to such accounts and indebtedness, (B) HSN and the Participating Subsidiaries shall not be deemed to have breached any representation, warranty or covenant as a result of such account and/or indebtedness not being transferred to and owned by GE Capital and (C) HSN's failure to satisfy Section 5.01(e)(ii) and (iii) shall not be deemed to be an Event of Default or material breach under this Agreement but shall give rise to the rights set forth herein, including those set forth in this Section 2.08 and 12.03(d) and (z) subject to clause (y) above, such accounts and indebtedness shall be deemed to be Accounts and Indebtedness for all purposes of this Agreement. In the event this Agreement shall have been terminated pursuant to Section 12.03(d), during the period in which GE Capital will provide services pursuant to this Section 2.08(b), GE Capital and HSN will reasonably cooperate to facilitate the transfer to HSN of the service responsibilities provided by GE Capital pursuant to this Section 2.08(b), at the end of the period specified in this Section 2.08(b).

     (c) Upon satisfaction of the conditions specified in Section 5.01(e) of this Agreement, subject to the satisfaction of the other conditions specified in Article V of this Agreement, GE Capital shall purchase all accounts and indebtedness for which GE Capital provided all services specified in Section 2.08(a) of this Agreement, (including, without limitation, the services specified in Section 3.01(b), free and clear of any and all Liens created by or through HSN or any Participating Subsidiary, for a purchase price equal to one hundred percent (100%) of the amount of the accounts and indebtedness so purchased (including, without limitation, unpaid finance charges thereon) net of any (a) amount or fee referred to in Section 4.01 and (b) other adjustments with respect to merchandise returns and/or credits, such as discounts and adjustments. On and subsequent to such purchase, such accounts and indebtedness shall become Accounts and Indebtedness for all purposes of this Agreement and all of the provisions of this Agreement relating to Accounts and Indebtedness shall be equally applicable to such Accounts and Indebtedness.

     (d) During the period in which GE Capital shall provide services to HSN and the Participating Subsidiaries pursuant to Section 2.08(b), HSN and the Participating Subsidiaries shall pay GE Capital the following service fee:

     (i) for the period commencing with the date hereof and ending with the earlier to occur of (A) the date thirty (30) days after the date hereof (or, such later date to which GE Capital shall agree to extend the satisfaction of the conditions specified in Section 5.01(e)) and (B) the date on which GE Capital shall purchase the Accounts and Indebtedness pursuant to Section 2.08(c), the Service Fee specified in Section 4.01 of the Agreement; and

     (ii) for the period commencing with the later of the date thirty one (31) days after the date hereof or the date one day after the date to which GE Capital has agreed to extend the satisfaction of the conditions specified in
Section 5.01(e) and ending on the date on which GE Capital shall cease to provide services to HSN and the Participating Subsidiaries with respect to the Accounts (as specified in Section 2.08(b)), a service fee in the amount of $2.75 per account serviced by GE Capital (and HSN shall not be required to pay the Service Fee specified in Section 4.01).

     The Service Fee due and payable pursuant to clause (i) above shall be paid in the following manner:

     (A)   in the event GE Capital shall purchase the Accounts pursuant to
Section 2.08(c), the Service Fee due and payable pursuant to clause (i) above shall be paid by netting the aggregate amount of such Service Fee from the purchase price (as specified in Section 2.08(c)) and

     (B)   in the event GE Capital shall not purchase the Accounts pursuant to
Section 2.08(c), the Service Fee due and payable pursuant to clause (i) above shall be paid by GE Capital deducting the aggregate amount of such Service Fee from amounts GE Capital is required to transfer to HSN pursuant to Section 2.08(e) and, after any such deduction, GE Capital shall provide notice to HSN of any such deduction and the calculation thereof.

     The service fee due and payable pursuant to clause (ii) above shall be due and payable for each Special Services Period (as defined below) for each account which has a debit or credit balance or to which a debit or credit has been posted, in each case during the applicable Special Services Period, on the last day of the applicable Special Services Period, and shall be paid to GE Capital by GE capital deducting the amount of such service fee due and payable from amounts GE Capital is required to transfer to HSN pursuant to Section 2.08(e) and, after any such deduction, GE Capital shall provide notice to HSN of any such deduction and the calculation thereof. In the event the service fee due and payable to GE Capital on the last day of the last Special Services Period is greater than the amount GE Capital is required to transfer to HSN pursuant to Section 2.08(e) on such day, GE Capital shall invoice HSN for the amount of such deficiency and HSN shall pay the amount of such deficiency to GE Capital within ten (10) Business Days after its receipt of such invoice. The term "Special Services Period" means a period commencing with the later of the 31st day after the date hereof or the date one day after the date to which GE Capital has agreed to extend the satisfaction of the conditions specified in
Section 5.01(e) and ending on the first monthly anniversary of the date thereof and, thereafter, commencing with the date immediately succeeding the last day of the immediately preceding Special Services Period and ending on the earlier to occur of (i) the monthly anniversary of the first day of such period and
(ii) the date on which GE Capital shall cease to provide to HSN and the Participating Subsidiaries the services specified in Section 2.08(b).

     (e) During the periods specified in clauses (i) and (ii) of Section 2.08(d) of this Agreement, GE Capital will post and then forward to HSN (on its own behalf and as agent for the Participating Subsidiaries) all payments received by GE Capital from account debtors relating to accounts (including, without limitation, all finance charges and late fees) in the manner specified in this paragraph (e). GE Capital shall have no right, title or interest in such payments except those rights specified in this Section 2.08. GE Capital shall be deemed to hold the funds in trust for HSN until such payments are delivered to HSN. Payments received by GE Capital on any Business Day will be paid by GE Capital to

HSN through GE Capital initiating a wire transfer of funds in the amount of such payment on or before 3:00 p.m. Eastern Time on the immediately succeeding Business Day; provided, however, that in the event the amount required to be paid by transfer to HSN on any Business Day is in an amount equal to or less than Ten Thousand Dollars ($10,000.00), such amount shall not be wire transferred to HSN on the Business Day such amount shall be required to be transferred to HSN pursuant to this paragraph (e) (but for this provisio) and such amount shall be transferred to HSN on the immediately succeeding Business Day on which the amount required to be wire transferred to HSN pursuant to this paragraph (e) on such Business Day together with the amount held by GE Capital pursuant to provisio exceeds Ten Thousand Dollars ($10,000.00). Amounts received by GE Capital after 12:00 p.m. Eastern Time on any Business Day shall be deemed received by GE Capital on the next succeeding Busies Day. GE Capital shall have the right to deduct from any amounts due and payable to HSN pursuant to this paragraph (e), amounts then owing to GE Capital by HSN or any Participating Subsidiary pursuant to this Agreement. GE Capital shall promptly notify HSN of any such deduction.

                                  ARTICLE III

                                   SERVICING

     Section 3.01. GE Capital's Responsibilities. In connection with its purchase and continued ownership of Accounts and Indebtedness GE Capital shall perform the following:

     (a) Forms. GE Capital shall be responsible for the costs of printing billing statements, Credit Card carriers, collection notices, adverse action notices and other internal Account Documentation as may be required to administer the Program.

     (b) Credit Processing. GE Capital will review all Credit Applications. Except in the case of Credit Applications submitted to GE Capital under the Special Program or the Recourse Program, GE Capital will (i) approve for purchase the Accounts of those applicants which GE Capital deems creditworthy in accordance with credit standards and other reasonable criteria as established by GE Capital from time to time and (ii) set credit standards and otherwise use its reasonable best efforts to achieve and maintain an RP Annual Loss Rate of five percent (5%) during the term of this Program. GE Capital shall develop routines and procedures with respect to application processing and authorizations in connection with Stores, mail order and through television or other electronic media. As to each applicant who is found to be creditworthy by GE Capital in accordance with the above-referenced standards and criteria, GE Capital will from time to time establish the maximum amount of credit it shall purchase with respect to such applicant, which amount may be changed from time to time. Specific credit approval shall be obtained from GE Capital by HSN or the relevant Participating Subsidiary prior to each purchase on an Account by an Account Debtor. GE Capital may furnish credit information and other information concerning creditworthiness with respect to any applicant or Account Debtor to Transunion, TRW and Equifax or such other credit bureaus, credit interchanges and other persons reasonably utilized by GE Capital in evaluating the creditworthiness of the applicant or Account Debtor or for collection purposes, provided that GE Capital shall use its reasonable best efforts to assist HSN in obtaining confidentiality agreements from such entities that are furnished the aforementioned information. The standards of acceptability and eligibility as may be revised and used from time to time by GE Capital in reviewing applications for credit and determining creditworthiness of applicants or Account Debtors will at all times comply with applicable consumer protection laws. With respect to Credit Applications submitted to GE Capital under the Special Program, GE Capital shall follow the procedures and standards specified in Article VII of this Agreement.

     (c) Customer Service. Customer service matters shall be performed by GE Capital personnel acting in accordance with the Customer Service Policy. This notwithstanding, HSN shall have the option to assume responsibility for performing certain of the services provided by GE Capital under this Agreement, provided that GE Capital and HSN mutually agree that HSN is capable of performing such services. In the event GE Capital and HSN shall agree that certain services provided by GE Capital pursuant to this clause (c) shall cease to be performed by GE Capital and be performed by HSN, GE Capital and HSN shall mutually agree upon an appropriate adjustment to the fees due and payable by HSN to GE Capital pursuant to Section 4.01.

     (d) Collections. Collection activity on delinquent accounts shall be performed by GE Capital personnel in accordance with the Collection Policy.

     (e) Billing/Payment Processing. GE Capital shall prepare and mail billing statements to Account Debtors and process corresponding mailed payments at GE Capital's expense. GE Capital shall include as inserts with such billing statements any legal notices as required by law, and such notices shall have priority with respect to any other inserts to be mailed with such billing statements supplied by HSN. GE Capital shall also include with said billing statements up to six (6) inserts per customer billing statement per month, which inserts shall be supplied by HSN (at the address stated by GE Capital and using GE Capital's insert requirements as outlined in the Operating Procedures), provided that HSN must reimburse GE Capital for any extra postage paid as a result of such insertion. In addition, GE Capital shall also include with said billing statements up to two (2) customized promotional messages per month provided by HSN which GE Capital shall include in such space as may reasonably be available in billing statements, subject to any limitations imposed by GE Capital's reasonable needs, including by way of example and without limitation, GE Capital's billing statement systems configuration and GE Capital's needs to comply with applicable law. GE Capital agrees that, except for such inserts that constitute legal notices as required by law, no inserts shall be included with the billing statements without HSN's prior consent.

     (f) Reporting. GE Capital shall establish and maintain accurate records for Account Debtors and all Accounts owned by GE Capital and shall provide to HSN reports thereof in accordance with GE Capitals' normal operating procedures, and/or such other reports thereof, at no expense to HSN, as may be reasonably requested by HSN. A list of such reports is attached to this Agreement as Exhibit E and may be modified from time to time.

     (g) Credit Cards. GE Capital shall emboss, encode and mail Credit Cards to Account Debtors at GE Capital's expense.

     (h) Use of Marks. GE Capital shall operate the Program as a separate private label revolving credit plan, utilizing the HSN Marks from time to time. HSN hereby grants to GE Capital a non-exclusive license to use the HSN Marks in connection with the Program, subject to the limitations set forth herein. Such license shall be irrevocable as long as this Agreement remains in effect and shall continue in effect after the expiration or any termination of this Agreement as provided, and subject to the limitations contained, herein. GE Capital acknowledges and agrees that the grant of the foregoing license shall not be construed as the grant of any right, title or interest in the HSN Marks (except the right to use the HSN Marks in connection with the Program) and that the HSN Marks are the sole and exclusive property of HSN. HSN shall have the right to approve the use and manner of use of the HSN Marks by GE Capital, which such approval shall not unreasonably be denied. HSN shall have the right to impose or prescribe any reasonable requirements with respect to the use of the HSN Marks in connection with the Program. HSN shall be responsible for the validity of any HSN Marks used in connection with the Program. Notwithstanding the expiration or any termination of this Agreement for any reason, the license granted to GE Capital pursuant to this Section 3.01(h) shall continue in effect after the effective date of the expiration or any termination of the Program for a period of two (2) years after termination so long as GE Capital owns any Account, except that GE Capital may continue to use the HSN name (but not the remainder of the HSN Marks) in accordance with Section 12.07(iii) hereof. GE Capital may use its name in connection with the operation of the credit program described herein in accordance with its usual standards in the context of its retail accounts receivable business to the extent deemed reasonably necessary by GE Capital to protect its interest hereunder.

     (i) Marketing Programs. GE Capital shall make available to HSN for consideration by it, from time to time during the term of the Agreement, various marketing programs and promotions relating to Accounts in accordance with its usual standards in the context of its retail accounts receivable business. Beginning on the first anniversary date of the Program, GE Capital shall contribute an amount equal to .0208% of Average Aggregate Investment per month to a promotion fund for the creation and use of Accounts; provided, that each such promotion shall be mutually agreed upon by the parties hereto and; provided further, that HSN shall contribute an amount equal to fifty percent (50%) of the cost for each such promotion.

     (j) Program Manager. Throughout the term of this Agreement, GE Capital shall provide a qualified and dedicated Program Manager at no cost to HSN, who will administer GE Capital's obligations under this Agreement and serve as HSN's primary contact for all matters relating to this Agreement. The Program Manager will not work on or otherwise directly or indirectly assist GE Capital with regard to accounts of direct competitors of HSN (e.g., QVC) without consent from HSN, provided that the Program Manager may serve in such capacity for other GE Capital programs during the term of this Program.

     (k) Merchandise Returns. GE Capital shall not advertise or otherwise promote the fact that Account Debtors may return Merchandise to GE Capital. If, notwithstanding the foregoing, any Merchandise is returned to GE Capital, GE Capital shall forward such Merchandise to HSN within five (5) Business Days of receipt. The cost of such shipment to HSN shall be borne solely by HSN.

     (l) Training. GE Capital shall provide up to four (4) training sessions to HSN personnel at no cost to HSN. HSN shall pay GE Capital for all out-of-pocket expenses incurred by GE Capital as a result of any additional training requested by HSN. HSN shall be authorized to make copies of manuals and written information provided for training purposes by GE Capital for HSN's use, subject to compliance with Section 14.10.

     (m) Advice and Counsel. GE Capital shall advise HSN promptly on an on-going basis about federal, state and local laws, ordinances, rules, regulations, judicial decisions and administrative rulings applicable to (i) limitations on finance charges and other charges for Accounts, (ii) the forms to be used in connection with the Program pursuant to this Article III and
(iii) all communications by HSN made at the request of GE Capital with current or prospective Account Debtors pursuant to this Agreement. With respect to other material acts required by GE Capital to be performed by HSN, GE Capital shall use reasonable efforts to consult with HSN on such matters. In addition, GE Capital shall assist HSN in complying with all such laws, ordinances, rules, regulations, judicial decisions, administrative rulings or similar governmental pronouncements, including, but not limited to, those laws and regulations which require certain credit disclosures to be made in connection with written and telephonic requests for credit and certain notices to be given of changes in certain terms.

     Section 3.02. GE Capital's Liabilities. The rejection for credit of any applicant, or any number of applicants, shall not give rise to any claim, liability, demand, offset, defense, or counterclaim (each a "Claim") by HSN or any Participating Subsidiary against GE Capital for lost sales, lost profits or consequential damages and HSN and each Participating Subsidiary hereby waives and releases any such Claim that it may have against GE Capital. The provisions of this Section 3.02 shall not limit any right of HSN to indemnification pursuant to Section 11.02.

     Section 3.03. HSN's Responsibilities. HSN and the Participating Subsidiaries shall, at no additional cost to GE Capital unless specifically stated in this Agreement, comply with the following with respect to Accounts purchased by GE Capital or submitted to GE Capital by HSN or any Participating Subsidiary for purchase in connection with this Agreement:

     (a) Forms. No Account Documentation shall be utilized unless GE Capital has expressly approved its form and content, such approval not to be unreasonably withheld. HSN shall be responsible for costs of (i) printing and customization expenses associated with sales slips, Credit Applications and Credit Agreements and (ii) providing Credit Cards (other than embossing and mailing). HSN shall indemnify GE Capital with respect to any and all losses incurred as a result of all unauthorized changes and/or omissions in such Account Documentation.

     (b) Sales Slips. Each sale pursuant to this Agreement shall be evidenced by a sales slip or other form of media which shall include the total cash price including any applicable taxes and shipping and handling fees indicated thereon; shall be signed by the Account Debtor (unless the sale is by way of television or other electronic media, mail order or catalog); and shall contain the Account Debtor's name and account number from the Account Debtor's Credit Card. Every sales slip or the corresponding sales invoice shall adequately describe the Merchandise sold. HSN agrees to obtain authorization before completing the transaction and record the authorization number on the sales slips or other form of media.

     (c) Retained Cards. HSN and each Participating Subsidiary shall use its best efforts, by reasonable and peaceful means, to retain a Credit Card when requested by GE Capital to do so for any reason in accordance with GE Capital's usual standards in the context of its retail accounts receivable business.

     (d) Dates. HSN shall date all sales slips with the date of the transaction which, for the purposes of electronic retailing, shall be deemed to be the date the item of Merchandise purchased was televised and the Account Debtor placed the order (the "Show Date"), and shall date all credit forms with the date the credit is allowed.

     (e) Deductions. GE Capital shall deduct from any obligations it owes to HSN or any of the Participating Subsidiaries under this Agreement, including the purchase price for an Account, the full amount of any adjustments GE Capital properly makes for errors and adjustments made by HSN or any Participating Subsidiary in sales slips, credit slips, sales summaries, credit summaries, and other documents and computations used in computing settlements under this Agreement. If such obligations are insufficient to satisfy such adjustments, HSN shall pay GE Capital the excess amount on demand in same day funds (i) during the first Program Year following execution of this Agreement, on the fifth Business Day and (ii) during each Program Year after the first Program Year, on the third Business Day, in each case, after such demand is made. GE Capital shall add to amounts due in the next available transmission of funds to HSN hereunder any adjustments made in HSN's favor.

     (f) All Credit Applications submitted to GE Capital by HSN and/or the Participating Subsidiaries shall accurately contain the information as submitted to HSN and/or the Participating Subsidiaries by applicants and Account Debtors.

     Section 3.04. Promotion. HSN and the Participating Subsidiaries collectively agree to actively promote the credit program and will promote the purchase of Merchandise on credit to create Accounts for submission to GE Capital. Acceptable credit promotions and advertising projects, subject to applicable law, may include but not be limited to the following: credit-based promotions, insurance (as described in Section 2.07 hereof), and such other products as GE Capital and HSN may mutually determine. During the first Program Year following execution of this Agreement, HSN shall pay GE Capital monthly an amount equal to ninety percent (90%) of the finance charges which otherwise would have been assessed by GE Capital for any "same as cash" or other no- finance charge or reduced finance charge promotion on any Account for Indebtedness subject to such promotion if such finance charges were not waived as part of a promotion. For each subsequent Program Year, the percentage referenced above will be reviewed by the parties and will be adjusted to reflect the actual performance of the Program, provided that in no event will the percentage be adjusted below eighty-five percent (85%). HSN shall submit to GE Capital all such advertising and promotional material stating any consumer credit terms and/or conditions and all HSN and/or Participating Subsidiary promotional programs which propose to change or affect credit terms and/or conditions in respect of the Program for prior written approval by GE Capital. In the event HSN or any

Participating Subsidiary proceeds with any such material or program without the prior written approval by GE Capital, HSN shall indemnify GE Capital for any and all liabilities, costs and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions or proceedings arising from such material or program. Neither of HSN nor any Participating Subsidiary shall, without GE Capital's prior consent, use GE Capital's name or logo type in any advertisement or promotional materials except as may be otherwise required by applicable law.

     Section 3.05. Records. With respect to each Account sold by HSN or any Participating Subsidiary to GE Capital, HSN and/or the relevant Participating Subsidiary will (a) cause accounting entries to be made on its books of account and other records reflecting the sale of such Account to GE Capital, (b) except as provided in clause (d) below, promptly after the purchase by an Account Debtor creating the Account, deliver to GE Capital Account Documentation for such Account as required by GE Capital, (c) execute and deliver to GE Capital such written assignment, financing statements, and other written matter and, at the expense of GE Capital, take any action reasonably requested by GE Capital to perfect and maintain GE Capital's interest in the Accounts and other security granted to it herein, and (d) except as otherwise requested by GE Capital, retain sales slips and delivery receipts. HSN and/or the relevant Participating Subsidiary shall submit to GE Capital completed Credit Applications. GE Capital shall be entitled to retain all Accounts and Account Documentation (including, without limitation, any completed Credit Applications and sales slips), shall retain such Account Documentation, and shall not otherwise destroy original Account Documentation other than in the ordinary course of business pursuant to GE Capital's records retention policy. In the event HSN and/or the relevant Participating Subsidiary shall retain certain Account Documentation, HSN and/or the relevant Participating Subsidiary will store such Account Documentation in an orderly and secure manner and deliver such Account Documentation to GE Capital within five (5) Business Days of GE Capital's request to HSN (HSN will promptly give notice to the relevant Participating Subsidiary of such request); provided, however, that if such Account Documentation is not available because it is being microfilmed, HSN and/or the relevant Participating Subsidiary shall provide the Account Documentation to GE Capital as soon as practicable, but in no event more than eight (8) days from GE Capital's request. GE Capital will maintain Account Documentation received by it in accordance with its customary business practice and in an orderly and secure manner. Each party hereto agrees that the other party may store Account Documentation in such other party's possession on microfilm or other media in accordance with such other party's customary business practice, and may, in the normal course of business, destroy original Account Documentation once such Account Documentation has been microfilmed or otherwise recorded. In the event of a repurchase by HSN of any Indebtedness, and related Accounts, if any, pursuant to the terms of this Agreement, GE Capital will provide to HSN Account Documentation relating to such repurchased Accounts or items of Indebtedness to the extent that (i) it is required to do so pursuant to Section 2.04 hereof or has otherwise maintained such Account Documentation and (ii) GE Capital has received full payment of the purchase price of such repurchased Accounts or items of Indebtedness. If such Account Documentation has been maintained by GE Capital in a computer-readable format, GE Capital will provide to HSN copies thereof in such format.

     Section 3.06. Ownership of Accounts; Finance Charges. GE Capital shall be the sole and exclusive owner of all Accounts, Indebtedness, sale slips, receipts or evidences of payment for purchases by Account Debtors and other Account Documentation and each of HSN and each Participating subsidiary acknowledges and agrees that it has no right, title or interest therein. It is expressly understood that HSN has the right to establish the finance charge rates and other charges with respect to Accounts. If GE Capital is of the opinion that the rate of finance charge does not comply with state and/or federal law, GE Capital may require HSN to supply, at HSN's expense, an opinion of outside counsel satisfactory to GE Capital that the rate of finance charge complies with state and/or federal law. As a condition precedent to any change in the finance charge rates with respect to Accounts during the term of this Agreement, HSN and GE Capital shall agree on an appropriate change in the Service Fee set forth in Section 4.01 hereof. GE Capital shall be entitled to receive payments made by Account Debtors on all Accounts and to retain for its account all finance charges, returned check fees, late fees and all other fees and income, if any, collected with respect to Accounts.

     Section 3.07. HSN Payments. HSN and the Participating Subsidiaries shall not advertise or otherwise promote the fact that Account Debtors (or other Persons acting on behalf of Account Debtors) may make HSN Payments. If, notwithstanding the foregoing, any HSN Payments are made, HSN and/or the relevant Participating Subsidiary receiving such payment shall, (a) forward all such HSN Payments received to GE Capital within one (1) Business Day of receipt, (b) not deposit any HSN Payments received and (c) hold any payments received in the form of cash in trust for GE Capital. HSN Payments shall be credited to the Account of the relevant Account Debtor as of the date of actual receipt by GE Capital.

     Section 3.08. Authorization Line Expense. HSN shall be responsible for expenses associated with the installation and on- going usage of authorization processes exclusively on HSN's or any Participating Subsidiaries' property, including but not limited to telephone lines to connect the authorization system from GE Capital to HSN's or any Participating Subsidiaries' associated equipment. The items associated with these expenses are listed on Exhibit F of this Agreement and shall be charged to HSN at GE Capital's actual costs.

                                   ARTICLE IV

                              PAYMENTS; SETTLEMENT

     Section 4.01. Service Fee. (a) During the Initial Term and any Renewal Term(s) hereof a service fee ("the Service Fee") shall be calculated and paid by HSN. The Service Fee shall be equal to .85% of Net Credit Sales for the first Program Year, and for each month commencing with the first month after the first Program Year, shall be equal to a percentage of Net Credit Sales (the "Service Fee Percentage") set forth in the matrix attached as Schedule 4.01(a) hereto (the "Matrix") which appears (i) in the row appearing opposite the amount of the Average Account Balance calculated for the twelve (12) consecutive months ending on the last day of the immediately preceding month (rounded up or down to the nearest Average Account Balance shown on the Matrix) and (ii) in the column appearing under the amount of Credit Sales Turnover shown on the Matrix calculated for the twelve (12) consecutive months ending on the last day of the immediately preceding month (rounded up or down to the nearest Credit Sales Turnover amount shown on the Matrix) As used herein "Net Credit Sales" means the amount shown as the total of purchases on charge slips submitted by HSN and/or the Participating Subsidiaries to GE Capital (gross credit sales) less the total amount of any credit slips submitted by HSN and/or the Participating Subsidiaries to GE Capital.

     (b) If United States first class postage rates exceed $.29 per one-ounce item as of any date during the term of this Agreement, HSN shall pay GE Capital an amount equal to (x) such increase in the first class postage rate plus $0.005 multiplied by (y) the number of Active Accounts as of such date.

     (c) If, as of any date, the Average Commercial Paper Rate for that month exceeds three and one-tenth percent (3.10%), HSN shall pay to GE Capital an amount equal to the product of (x) the amount by which Average Commercial Paper Rate for that month exceeds three and one-tenth percent (3.10%) and (y) eight-nine percent (89%), multiplied by the Average Aggregate Investment for such period, divided by twelve (12).

     (d) If, as of any date, the Average Commercial Paper Rate for that month is less than three and one-tenth percent (3.10%), GE Capital shall pay to HSN an amount equal to the product of (x) the amount by which three and one-tenth percent (3.10%) exceeds the Average Commercial Paper Rate for that month and (y) eight-nine percent (89%), multiplied by the Average Aggregate Investment for such period, divided by twelve (12).

     Section 4.02. Commitment Fee. In consideration for HSN's agreement to a term of five (5) years hereunder, GE Capital shall pay to HSN within thirty (30) days after the date on which the conditions specified in
Section 5.01(e) of this Agreement shall have been satisfied, a commitment fee of Two Hundred Fifty Thousand Dollars ($250,000) ("Commitment Fee") to promote the creation and use of Accounts. In the event that this Agreement is terminated for any reason at any time prior to the end of such five (5) year period, other than a termination of this Agreement by HSN pursuant to Section 12.02(b), (c), or (d) hereof, GE Capital shall be entitled to a return of the unearned portion of the Commitment Fee paid by GE Capital in the amount of one-sixtieth (1/60th) of the amount of the Commitment Fee paid by GE Capital times the number of whole calendar months remaining in such five (5) year period. In the event HSN terminates this Agreement pursuant to Section 12.02(b), (c), or (d) hereof, HSN shall be entitled to retain such unearned portion of the Commitment Fee and GE Capital shall have no right therein.

     Section 4.03. Application Fee. HSN shall reimburse GE Capital for each Credit Application processed pursuant to Section 3.01(b) as shown on GE Capital's Application Processing Report an amount equal to (i) $1.45 for each Credit Application submitted to GE Capital directly by electronic means, (ii) $2.15 for each Credit Application submitted to GE Capital by mail, (iii) $5.45 for each Credit Application submitted to GE Capital by telephone and (iv) $3.80 for each Credit Application submitted to GE Capital by facsimile means. HSN acknowledges and agrees that the amounts payable pursuant to this Section 4.03 do not include any postage costs on applications for which postage has been prepaid, which postage costs shall be separately billed to HSN and are subject to change from time to time as provided for in Section 4.01(b) above.

     Section 4.04. Authorization Processing Fee. HSN shall reimburse GE Capital for each credit authorization as shown on GE Capital's Authorization Processing Report an amount equal to (i) $.04 for each authorization by GE Capital processed by electronic means or by telephone if the authorization system is not in operation and such inoperation is not attributable to HSN or any Participating Subsidiary and (ii) $2.19 for each authorization processed by GE Capital by telephone in the event that such authorization system is in operation.

     Section 4.05. Payment Terms and Rights of Set Off and Recoupment. Unless specifically provided for in another Section of this Agreement, any amount(s) payable by HSN or any Participating Subsidiary to GE Capital under this Agreement shall be paid within ten (10) Business Days of HSN's receipt of a bill rendered by GE Capital. In the event HSN or any Participating Subsidiary fails to make payment within such ten (10) Business Day period, GE Capital may deduct such amount due from Net Credit Sales.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     Section 5.01. Conditions Precedent to Purchase Obligation. Notwithstanding any other provision of this Agreement, GE Capital shall not be obligated to purchase Accounts and Indebtedness from HSN or any Participating Subsidiary unless, as of the date of each purchase hereunder, the requirements below shall be satisfied:

     (a) Appropriate financing statements (form UCC-1 or others) in the form attached hereto as Schedule 5.01(a) shall have been executed, delivered and filed and shall be in full force and effect; provided, however, that this condition shall be deemed satisfied in the event appropriate financing statements shall have been executed and delivered to GE Capital (provided that HSN shall have provided to GE Capital the information contained in Section 8.03) and GE Capital shall not have filed such financing statements in the appropriate filing offices specified by HSN within three (3) Business Days after receipt by GE Capital of such financing statements.

     (b) All of the representations and warranties of HSN and the Participating Subsidiaries contained in this Agreement shall be correct in all material respects on and as of the date of such purchase as though made on and as of such date, subject to the introductory paragraph set forth in Article VIII.

     (c) No event shall have occurred and be continuing, or would result from such purchase, which constitutes an Event of Default under Section 13.01 hereof.


     (d) GE Capital shall have received an Officer's Certificate, certified by the Senior Vice President of Finance of HSN, stating that to the best of his knowledge, after due inquiry, the representations and warranties of HSN and such Participating Subsidiary specified in Section 8.10 of this Agreement, are true and correct.

     (e) It shall be a condition precedent to GE Capital's obligations to purchase Accounts or Indebtedness pursuant to this Agreement that, (i) HSN and the Participating Subsidiaries comply with the covenants specified in Section 8.11(r) of this Agreement, (ii) HSN shall obtain the confirmation, consent and/or waiver of the required financial institutions party to the LTCB Credit Agreement (as defined in Section 8.11(r))(the number of required financial institutions will be the number required by the LTCB Credit Agreement as necessary to approve such confirmation, consent and/or waiver) to the transactions contemplated by this Agreement, in form, scope and substance reasonably satisfactory to GE Capital, within thirty (30) days of the Effective Date (or such later date as HSN shall request and GE Capital shall agree to in its sole discretion) and (iii) with respect to other Material Credit Agreements (other than the LTCB Credit Agreement), GE Capital shall have either (A) determined, in its sole discretion, within thirty (30) days of the Effective Date, that the provisions of such Material Credit Agreement, if any, do not require the consent or approval of any party to any such Material Credit Agreement to consummate the transactions contemplated by this Agreement or (B) GE Capital shall have received the confirmation, consent and/or waiver (in form, scope and substance reasonably satisfactory to GE Capital) of the relevant parties to such Material Credit Agreements to the transactions contemplated by this Agreement.


                                   ARTICLE VI

                                    SECURITY

     Section 6.01. Security Interest. The parties hereto intend that the transactions contemplated herein shall be treated as a purchase and sale of Accounts and Indebtedness for all purposes and not as a lending transaction, and shall file UCC-1 or comparable statements in order to perfect the interests created thereby. Such filing shall also perfect in GE Capital a present and continuing security interest in the Accounts and Indebtedness, in the event the transactions contemplated hereby are not considered a purchase and sale of Accounts and Indebtedness despite the intentions of the parties. To secure all Obligations, whether now existing or hereafter created or acquired, including liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, HSN and its Participating Subsidiaries hereby grant to GE Capital for GE Capital's benefit a present and continuing security interest in and lien upon together with the proceeds thereof in any form whatsoever, all of HSN's and its Participating Subsidiaries right, title and interest in and to: (a) all Accounts and Indebtedness which are purchased by GE Capital and not repurchased by HSN hereunder; (b) all Account Documentation relating to any Account in which GE Capital has an interest hereunder; (c) all general intangibles but only to the extent of guarantees, claims, security interests or other security now held by or hereafter granted to HSN or any Participating Subsidiary to secure payment by any Person who is or may become obligated to HSN or any Participating Subsidiary with respect to or on account of any of the items listed in (a) above, and all proceeds thereof; (d) all general intangibles consisting of credit balances and reserves of whatever type or description created or established by GE Capital in favor of or with respect to HSN or any Participating Subsidiary including, without limitation, the Reserve Account and Reserve Balance; (e) all accounts, accounts receivable, other receivables, all contract rights, commercial paper, choses in action, instruments, documents, chattel paper, general intangibles (as each of those terms which is defined in the applicable UCC is so defined) and writings or property, relating to Accounts and Indebtedness purchased by GE Capital hereunder which is not repurchased by HSN, in each case whether now existing or in which HSN or any Participating Subsidiary now has or hereafter acquires and interest, and wherever the same may be located; and (f) all Merchandise purchased by Account Debtors pursuant to Accounts in which GE Capital has an interest hereunder, to the extent of the Lien, if any, of HSN or any Participating Subsidiary thereon.

     Section 6.02. Returns of Merchandise. HSN and the Participating Subsidiaries may settle or adjust any dispute or claim, grant any discount, credit, or allowance, or accept any return of Merchandise purchased pursuant to an Account, in the ordinary course of business. HSN shall notify GE Capital, as soon as practical, of all credits issued to Account Debtors by HSN with respect to such Merchandise. Each such notification shall indicate the Account and Indebtedness to which it relates and the amount of credit issued to the Account Debtor. The amount of all such credits shall be paid to GE Capital pursuant to Section 2.03 hereof or, at GE Capital's option, in accordance with
Section 4.05 hereof. When HSN or any Participating Subsidiary receives property in respect of Accounts owned by GE Capital by reason of transactions between HSN or any Participating Subsidiary and Account Debtors, HSN or the relevant Participating subsidiary shall hold the same in trust for the benefit of GE Capital, as property forming part of the Accounts, and subject to GE Capital's Lien until GE Capital receives payment from HSN with respect to the Account pursuant to which the Merchandise was purchased. Notwithstanding anything contained herein to the contrary, nothing shall preclude HSN from treating returned Merchandise in accordance with its customary business practices.

     Section 6.03. Notices to GE Capital. Upon request from GE Capital, HSN shall promptly (a) inform GE Capital in writing of any delay in the performance by HSN or any Participating Subsidiary of any of its obligations to Account Debtors and (b) furnish to GE Capital and inform GE Capital of any information known to HSN or any Participating Subsidiary personnel whose job functions involve Accounts relating to any Account Debtor, including, without limitation, information regarding changes of address of Account Debtors and notices of filings under the Bankruptcy Code with respect to Account Debtors, to the extent that HSN or any Participating Subsidiary may lawfully provide such information to GE Capital and that such information shall be used by GE Capital in connection with the Program.

     Section 6.04. Further Assurances. In addition to the undertakings specifically provided for in this Agreement, HSN and the Participating Subsidiaries shall, at the expense of GE Capital, do all other things and sign and deliver all other documents and instruments reasonably requested and required by GE Capital to perfect, protect, maintain, and enforce the Liens of GE Capital and the first priority of such Liens, and all other rights granted pursuant to this Agreement. Each of HSN and the Participating Subsidiaries irrevocably authorize GE Capital to execute and file on its own behalf any financing statement (with or without the signature of HSN or the relevant Participating Subsidiary) or any other document or instrument which may be required to perfect, protect, or enforce any right or Lien granted to GE Capital pursuant to this Agreement.

     Section 6.05. Attorney-in-Fact. Each of HSN and each of the Participating Subsidiaries appoints GE Capital or GE Capital's designee, as its attorney-in-fact, and at GE Capital's sole cost and expense, (a) to endorse its name on any checks, notes, acceptances, money orders, drafts, or other forms of payment of or security for any Account or Indebtedness that may come into GE Capital's possession and in which GE Capital has an interest pursuant to the provisions hereof; (b) to sign its name on any invoice or bill of lading relating to any such Account or Indebtedness, on drafts against Account Debtors relating to any such Account or Indebtedness, schedules and assignments of any such Account or Indebtedness, on notices of assignment or other public records, verifications, and notices to any Account Debtor of such an Account; (c) to send requests for verification of any such Account or Indebtedness to Account Debtors of such Accounts; (d) to sue Account Debtors of such Accounts for the collection of such Indebtedness in its name and (e) to do all things reasonable and necessary to carry out or enforce the obligations of Account Debtors and to preserve GE Capital's Lien in and to Accounts and Indebtedness in which GE Capital has an interest hereunder. This power, being coupled with an interest, is irrevocable until there shall no longer be any Indebtedness owned by GE Capital and all Obligations shall have been fully satisfied.

     Section 6.06. Continued Liability. Anything herein to the contrary notwithstanding, (a) except with respect to payment and credit obligations, each of HSN shall remain liable under any contracts and agreements with any Account Debtor included in any Account to the extent set forth therein to perform all of its duties and obligations pursuant thereto to the same extent as if this Agreement had not been executed; (b) the exercise by GE Capital of any rights pursuant to this Agreement shall not release HSN and the Participating Subsidiaries from any of its duties or obligations under the contracts and agreements relating to any Account; and (c) except to the extent specifically set forth herein, GE Capital shall not have any obligation or liability with respect to any Account by reason of this Agreement or be obligated to perform any of the obligations or duties of HSN or any Participating Subsidiary pursuant to this Agreement.

     Section 6.07. Access. GE Capital (by any of its approved officers, employees and/or agents, each of which, in each instance, shall be necessary for the purposes hereof), shall have the right, during normal business hours and in such a manner as to minimize interference with HSN's normal business operations, and the normal business operations of the Participating Subsidiaries, to examine, audit, inspect, make extracts and meet with the appropriate officers and/or other personnel of HSN -(collectively "review"), at GE Capital's sole cost and expense, all of the records, files and books of account of HSN and the Participating Subsidiaries, limited, however, to the extent to which same relate to Accounts in which GE Capital has an interest hereunder, and HSN shall use its best efforts to facilitate GE Capital's exercise of the review right created hereunder, including, where applicable, the assignment of such personnel of HSN for the assistance of GE Capital as GE Capital shall reasonably request. HSN shall deliver any document or instrument necessary for GE Capital to obtain records relating to Accounts and Indebtedness in which GE Capital has an interest hereunder from any Person maintaining records for HSN and shall maintain records or media pursuant to its regular record retention policy, including, without limitation, computer tapes and discs owned entirely by HSN or the Participating Subsidiaries. HSN shall make available information from banking and other financial institutions, to GE Capital, at GE Capital's reasonable request, limited, however, to the extent that same relate to Accounts in which GE Capital has an interest hereunder. No information as to which GE Capital has been given access, pursuant hereto shall be used or disclosed for any purpose other than to determine HSN's compliance with the terms of this Agreement.

     Section 6.08. Right of Setoff. In addition to any other rights of GE Capital hereunder, and without limiting any of the set-off or other provisions herein, GE Capital shall, upon the occurrence of any Event of Default have the right to appropriate and apply to the payment of Obligations any and all money or property of HSN or any Participating Subsidiary then held by GE Capital or amounts owing to HSN or any Participating Subsidiary by GE Capital.

     Section 6.09. Losses. Except as specifically provided for in Article VII in connection with the Special Program and the Recourse Program, all Bad Debt on Accounts shall be solely borne by GE Capital and shall not be passed on to HSN except for an RPR Indebtedness allowed pursuant to Section 2.04.

     Section 6.10     Limited Guarantee.

     (a) Each of HSN and each Participating Subsidiary hereby unconditionally and irrevocably jointly and severally guarantee, as primary obligor and not as surety only, and promises to pay to GE Capital when due, any amounts due and payable to GE Capital by HSN or any Participating Subsidiary (other than the applicable guarantor) pursuant to this Agreement. This guarantee is a guarantee of payment when due and not of collection.

     (b) Each guarantor pursuant to Section 6.10(a) waives any subrogation or similar type right or claim it may have for any payment made pursuant to
Section 6.10(a) and waives (i) presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment with respect to claims guaranteed by such guarantor pursuant to Section 6.10(a) and (ii) the right to require GE Capital to proceed against the party whose obligations are being guaranteed by such guarantor or to pursue any other remedy against such party.


                                  ARTICLE VII

                       SPECIAL PROGRAM; RECOURSE PROGRAM

     Section 7.01. Special Program. (a) HSN shall have the right, at any time during the term of this Agreement (so long as at such time there is no Event of Default) to request GE Capital to add a feature to the Program (the "Special Program") to implement special credit standards designed to permit the approval of certain credit applicants who would otherwise fail to qualify for an Account. In order to implement the Special Program, HSN shall, as set forth in this Article VII, provide additional funds to GE Capital on a monthly basis
(a) to compensate GE Capital for losses in the Special Program in excess of five percent (5%) and (b) to establish a reserve over a two year period and thereafter to maintain the reserve. The mechanism for implementing the Special Program shall be as follows: (a) HSN shall provide a list of individuals to GE Capital for possible consideration for inclusion in a Special Program; (b) GE Capital shall prescreen and credit score the list provided to GE Capital by HSN; (c) within five (5) Business Days after completion of the prescreen and scoring, GE Capital shall submit to HSN a list of eligible individuals given various expected loss rates; (d) the Targeted Loss Rate shall be established and (e) the Special Program shall be implemented including such individuals whose inclusion would be expected to result in the Special Program meeting the Targeted Loss Rate. From time to time, GE Capital and HSN may mutually agree to modify and/or amend the procedures specified in clauses (b) and (c) of the immediately preceding sentence. This notwithstanding, an individual shall be eligible to participate in the Special Program only if such individual is a customer, in good standing, of HSN or one of the Participating Subsidiaries. Except as specifically provided in this Article VII, the Special Program shall be on the same terms as the Program.

     (b) If, as of any date, the SP Loss Rate for that month or, in the case more than one Billing Cycle ends during a calendar month, for the Billing Cycles ending during such calendar month, exceeds forty two one-hundredths percent (.42%), HSN shall pay to GE Capital an amount equal to the product derived by multiplying (x) the amount by which the SP Loss Rate for that month or, in the case more than one Billing Cycle ends during a calendar month, for the

Billing Cycles ending during such calendar month, exceeds forty two one-hundredths percent (.42%) by (y) the SP Average Aggregate Investment for that month, or, in the case more than one Billing Cycle ends during a calendar month, for the Billing Cycles ending during such calendar month. This amount shall be known herein as the "SP Periodic Loss Payment".

     (c) If, at the end of each Special Program Year the SP Annual Loss Rate is less than or equal to five percent (5%), within thirty (30) days following the end of such Special Program Year, GE Capital shall refund to HSN any and all SP Periodic Loss Payments made during such Special Program Year.

     (d) If, at the end of a Special Program Year, (i) the SP Annual Loss Rate exceeds five percent (5%) and (ii) the sum of the SP Periodic Loss Payments made during such Special Program Year exceed the SP Required Loss Payments, then within thirty (30) days following the end of such Special Program Year, GE Capital shall pay to HSN an amount equal to the difference between the sum of such SP Periodic Loss Payments and such SP Required Loss Payments. If, at the end of any Special Program Year, (i) the SP Annual Loss Rate exceeds five percent (5%) and (ii) the sum of the SP Periodic Loss Payments made during such Special Program Year is less than the SP Required Loss Payments made by HSN during such Special Program Year, then within thirty
(30) days following the end of such Special Program Year, HSN shall pay to GE Capital an amount equal to the difference between such SP Required Loss Payments and the sum of such SP Periodic Loss Payments.

     (e) Any payments pursuant to Section 7.01(b), (c) or (d) may be made by deducting or adding to the daily settlement payments with respect to the purchase of Indebtedness created under the Special Program.

     (f) Notwithstanding anything to the contrary in this Article VII, GE Capital shall not be required to purchase Indebtedness created under the Special Program to the extent the Aggregate Investment pursuant to the Special Program on the date of such proposed purchase exceeds the greater of (i) the lesser of (A) Ten Million Dollars ($10,000,000) and (B) fifty percent (50%) of the Aggregate Investment as of the date of such purchase and (ii) twenty percent (20%) of the Aggregate Investment as of the date of such proposed purchase.

     Section 7.02. Reserve Account. (a) GE Capital shall create, on its books, a record known as the "Reserve Account." Amounts on deposit in the Reserve Account shall be applied solely in accordance with the provisions of this Section 7.02.

     (b)  Beginning on the SP Effective Date, and for a period of twenty-four
(24) months commencing with the end of the first full month next following the SP

Effective Date (the "24 Month Period"), GE Capital shall deduct the Reserve Percentage from SP Net Credit Sales and credit such amounts to the Reserve Account. As of every date commencing with the date coinciding with the end of the 24 Month Period, the Reserve Balance shall be required to equal the Required Reserve.

         (c) If, on any date commencing with the date coinciding with the end of the 24 Month Period, the Reserve Balance is less than the Required Reserve, GE Capital shall notify HSN of such deficiency and, at GE Capital's option, (i) withhold the amount of such deficiency from SP Net Credit Sales until such deficiency is eliminated and/or (ii) request that HSN pay GE Capital the amount of such deficiency, in which event payment shall be due within ten (10) Business Days after receipt by HSN of such notice. Any amounts paid in cash by HSN hereunder shall be credited to the Reserve Balance upon receipt of good funds.

     (d) If, on any date commencing with the date coinciding with the end of the 24 Month Period, (and unless this Agreement has been terminated or there has been any Event of Default by HSN that has occurred and is continuing at that time), the Reserve Balance exceeds the Required Reserve, GE Capital shall pay HSN the amount of such excess and deduct such amount from the Reserve Balance.

     (e) During the period in which there shall be a Reserve Balance, GE Capital shall pay HSN on a monthly basis a fee equal to the product of (x) the Average Reserve Balance for such month multiplied by the Average Commercial Paper Rate for such month and (x) eighty-nine percent (89%), divided by twelve
(12).

     (f) GE Capital shall have the right, in its sole discretion, from time to time, to withdraw from the Reserve Account amounts past due and payable to GE Capital from HSN or any Participating Subsidiary with respect to Accounts which are part of the Special Program or the Recourse Program.

     Section 7.03. Termination. (a) Upon termination of this Agreement, if HSN purchases all of the Accounts and Indebtedness from GE Capital, simultaneously with such purchase, (i) GE Capital shall pay to HSN all amounts in the Reserve Account (provided that all Obligations then owing have been satisfied) and (ii) the parties hereto shall make such payment as is necessary to effect the settlement required pursuant to Section 7.01(d) with appropriate adjustment for the fact that the purchase date is not the last day of a Special Program Year.

     (b) Upon termination of this Agreement, if HSN does not purchase all of the Accounts and Indebtedness: (i) in the event the Reserve Balance shall be less than the Required Reserve (whether or not the 24 Month Period shall have elapsed), HSN shall promptly pay to GE Capital, for credit to the Reserve Account, the amount of such deficiency; (ii) if on any date, the Reserve Balance is greater than the SP Aggregate Investment, GE Capital shall promptly pay such excess amount to HSN (provided that all Obligations then owing shall have been satisfied) (iii) at such time as all Indebtedness created under the Special Program has either been collected, liquidated or classified by GE Capital as Bad Debt (the "Settlement Date"), the parties shall calculate what payment is necessary to effect the settlement required pursuant to Section 7.01(d) with appropriate adjustment for the fact that the Settlement Date is not the last day of a Special Program Year (the "Settlement Payment") and if
(A) a Settlement Payment is payable by HSN to GE Capital, HSN shall promptly make the Settlement Payment to GE Capital or (B) a Settlement Payment is payable by GE Capital to HSN, GE Capital shall promptly make the Settlement Payment to HSN (provided that all Obligations then owing have been satisfied)
(iv) on the Settlement Date, GE Capital shall pay the balance in the Reserve Account to HSN (provided that all Obligations then owing have been satisfied).

     Section 7.04. Recourse Program. (a) HSN shall have the right at any time during the term of this Agreement (so long as at such time there is no Event of Default), to request GE Capital to add a feature to the Program (the "Recourse Program") pursuant to which certain credit applicants who would otherwise fail to qualify for an Account under the Regular Program or the Special Program will qualify for an account. To qualify for the Recourse Program, (i) an applicant must have notified HSN or a Participating Subsidiary that such applicant's application for the Program has been denied and such applicant requests HSN or a Participating Subsidiary to intervene and approve such an applicant for the Program, (ii) the Senior Vice President of Finance of HSN shall have provided written request and authorization to GE Capital to approve such applicant for the Recourse Program and (iii) the aggregate of the maximum amount of credit available and/or approved for (A) any individual applicant approved pursuant to the Recourse Program shall not exceed $750.00 and (B) all applicants approved pursuant to Recourse Program (prior to the receipt by GE Capital of such request for qualification for the Recourse Program (after giving effect to the approval of such application)) shall not exceed $150,000. Except as specifically provided in this Section 7.04, the Recourse Program shall be on the same terms as the Program.

     (b) In consideration of GE Capital agreeing to purchase Accounts subject to the Recourse Program, each of HSN and the Participating Subsidiary from whom GE Capital purchases an Account subject to the Recourse Program, if any (each a "Guarantor" and collectively the "Guarantors"), unconditionally and irrevocably jointly and severally guarantee, as primary obligor and not as surety only, and promises to pay to GE Capital when such Account subject to the Recourse Program becomes Bad Debt, any amounts due to GE Capital pursuant to Accounts subject to the Recourse Program which are purchased by GE Capital.

The foregoing guarantees are guarantees of payment and shall remain in full force and effect until all amounts owed to GE Capital pursuant to such Accounts are paid in full. The Guarantors agree that the foregoing guarantees shall remain in full force and effect notwithstanding any extension, forebearance, or amendment or acceptance agreed to by GE Capital with respect to any Account subject to the Recourse Program. To the extent that a Guarantor makes payment to GE Capital with respect to an Account, such Guarantor shall be subrogated to the rights of GE Capital against the relevant Account Debtor to the extent of such payment.

                                  ARTICLE VIII

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF HSN

     To induce GE Capital to purchase Accounts and Indebtedness, each of HSN and the Participating Subsidiaries jointly and severally make the following representations, warranties and covenants to GE Capital as pertains to them, as of the date hereof each and all of which shall survive the execution and delivery of this Agreement, and each and all of such representatives and warranties which are set forth in Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.09 and 8.10 shall be deemed to be restated and remade on each date on which GE Capital purchases Accounts and Indebtedness:

     Section 8.01. Corporate Existence. Each of HSN and the Participating Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with its principal place of business as indicated in the first paragraph of this Agreement; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on its business operations; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now, heretofore, and proposed to be conducted; (d) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, lease, operation, and conduct and where the failure to obtain such licenses, permits, consents, approvals or filings would have a material adverse effect on its business operations; and (e) is in compliance with its articles of incorporation, bylaws or other similar organizational documents.

     Section 8.02. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery, and performance of this Agreement by HSN and each Participating Subsidiary and all instruments and documents to be delivered by HSN and each Participating Subsidiary pursuant to this Agreement, and the creation of all Liens provided for herein: (a) are within HSN's or the applicable Participating Subsidiary's corporate power; (b) have been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) are not in contravention of any provision of HSN's or the applicable Participating Subsidiary's articles of incorporation, bylaws or other similar organizational documents; (d) will not violate any law or regulation or any order or decree of any court or governmental instrumentality applicable to HSN or the applicable Participating Subsidiary; (e) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which HSN or any Participating Subsidiary is a party or by which HSN or any Participating Subsidiary or any of their respective properties are bound; and (f) do not require of HSN or any Participating Subsidiary any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered by HSN and each Participating Subsidiary and constitutes the legal, valid, and binding obligation of HSN and each Participating Subsidiary, enforceable against HSN and each Participating Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium, reorganization, or other laws affecting the rights of creditors generally or by general principles of equity (whether or not a proceeding is brought in a court of law or equity).

     Section 8.03. Executive Offices and Stores. (a) The chief executive office of HSN and each of the Participating Subsidiaries is, at 2501 118th Avenue North, St. Petersburg, Florida 33716, (b) the chief executive office of HSN and the Participating Subsidiaries will during the term of this Agreement be located at such location or at such other location as HSN and Participating Subsidiaries shall, from time to time, specify upon at least forty-five (45) days prior written notice to GE Capital, (c) all records relating to Accounts and Indebtedness owned by GE Capital and maintained by HSN and/or the Participating Subsidiaries are maintained at such location, at HSN's, its Participating Subsidiaries or such other locations as are set forth on Schedule
8.03 annexed hereto, as such schedule may be amended by HSN from time to time upon forty-five (45) days prior written notice to GE Capital, and (d) Schedule
8.03 contains a complete and correct listing of the addresses of all of HSN's Stores, as such schedule may be amended by HSN from time to time at least forty-five (45) days prior to the commencement, or ten (10) days prior to a termination, of a Store's operations.

     Section 8.04. Solvency. Each of HSN and the Participating Subsidiaries is Solvent.

     Section 8.05. No Default. Neither HSN nor any of the Participating Subsidiaries is not in default with respect to any material contract, agreement, document, lease, or other instrument to which it or any subsidiary of it is a party or by which HSN, any Participating Subsidiary or any of their respective properties may be bound, where such default would have a material adverse effect on the business, operations, property, or financial or other condition of HSN, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and Indebtedness, or the priority of such Lien.

     Section 8.06. No Burdensome Restrictions. No contract, lease, agreement, or other instrument to which HSN or any of the Participating Subsidiaries is a party or is bound and no provision of applicable law or governmental regulation materially and adversely affects or may be reasonably likely to so affect the business, operations, property, or financial or other condition of HSN or any Participating Subsidiary, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and Indebtedness, or the priority of such Lien.

     Section 8.07. No Litigation. Except as shown in Schedule 8.07 or as included by HSN in written notification to GE Capital pursuant to Section 8.11
(e), to the best of HSN's knowledge, no action, claim, or proceeding is now pending against HSN, at law, in equity, or otherwise, before any court, board, commission, agency, or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which, if adversely determined, would result in a liability of HSN in an amount greater than five percent (5%) of HSN's consolidated tangible net worth, nor, to the knowledge of HSN, does a state of facts exist which might give rise to any such proceedings.

     Section 8.08. Full Disclosure. No information contained in this Agreement or any other agreement or writing executed or issued by HSN or any statement furnished by or on behalf of HSN or any Participating Subsidiary in connection with this Agreement or any other agreement or writing executed or issued in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, which would have a material adverse effect on HSN's business, operations, or financial or other condition, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and the Indebtedness, or the priority of such Lien.

            Section 8.09. Conflicts; Defaults; Etc.. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by HSN or any Participating Subsidiary will (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would result in a default under, or accelerate HSN's performance required by, the terms of any material contracts, instrument or agreement to which HSN is a party or by which it is bound, or by which HSN's assets are bound, except for conflicts, breaches and defaults which would not have material adverse effect upon HSN or any Participating Subsidiary, the Program or HSN's or any Participating Subsidiary's ability to perform its obligations under this Agreement, (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of HSN, (iii) except for any lien that may be created by this Agreement, result in the creation of any lien, restriction, charge or encumbrance upon any of the Accounts, (iv) violate any Law or conflict with, or require any consent or approval under, any judgment, order, writ, decree, permit or license, to which HSN is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material or adverse effect upon HSN, the Program or HSN's obligations under this Agreement, (v) require the consent or approval of any party to any material contract, instrument or commitment to which HSN is a party or by which it is bound, other than the approvals of regulatory authorities which will be applied for, or (vi) except for the filing of UCC-1 financing statements and notices, if any, require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, other than the approvals of regulatory authorities which have been previously obtained.

     Section 8.10. True Sale. HSN and each Participating Subsidiary represents and warrants that it is the intent of each of them that (a) the sale and transfer to GE Capital by HSN or any Participating Subsidiary of the Accounts and Indebtedness pursuant to this Agreement and (b) the payment by GE Capital to HSN or any Participating Subsidiary of the purchase price pursuant to Section 2.03 of this Agreement, should be characterized as a sale transaction (and not as a loan transaction). In addition, each of HSN and each Participating Subsidiary represents and warrants that it shall account for the transactions contemplated pursuant to this Agreement as a sale transaction and not a loan transaction.

     Section 8.11. HSN Covenants. HSN and each Participating Subsidiary covenants and agrees that, until the end of the term of this Agreement:

     (a) Compliance with Law. With respect to each Account and Indebtedness, except where such failure to comply would not have a material adverse effect on HSN's and/or any Participating Subsidiary's business, operations, or financial or other condition, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and the Indebtedness, or the priority of such Lien (i) every action taken by HSN or a Participating Subsidiary, (ii) every action taken by HSN or a Participating Subsidiary in connection with each sale of Merchandise resulting in an Account or

Indebtedness, (iii) every contract, agreement, or other action of HSN or a Participating Subsidiary with respect to insurance (including, without limitation, credit insurance), and (iv) all Account Documentation, complies with all federal, state, and local statutes, regulations, ordinances, or administrative rulings.

     (b) Accounts. Each item of Indebtedness purchased by GE Capital (and, to the extent applicable, each Account pursuant to which such Indebtedness is incurred) (i) is owned by HSN or the relevant Participating Subsidiary free and clear of any and all Liens in favor of any Person other than GE Capital; (ii) arises in connection with a bona fide final sale (subject only to HSN's return policy and customer guarantee policy) and delivery of Merchandise by HSN or the relevant Participating Subsidiary in the ordinary course of its business; (iii) is for a liquidated amount as stated in the Account Documentation relating thereto; (iv) is authorized and created in accordance with this Agreement and the Operating Procedures; (v) is valid and enforceable against the Account Debtor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium, reorganization, or other laws affecting the rights of creditors generally or by general principles of equity (whether or not a proceeding is brought in a court of law or equity); (vi) is not subject to any defense, deduction, offset, or counterclaim, other than as contemplated by clause (v) above, (vii) is for Merchandise which includes items that are new and unused, are otherwise covered by a manufacturer's warranty as if new at the time of sale or that are returned to any Participating Subsidiary and restored to such Participating Subsidiary's inventory for resale as new and unused to the extent permitted by law or are inventory items that have been refurbished in accordance with such Participating Subsidiary's normal policy and are not covered by a manufacturer's warranty; (viii) is not in excess of the amount of credit approved and authorized by GE Capital for such Account Debtor; and (ix) is not evidenced by Unidentifiable Media.

     (c) Maintenance of Existence and Conduct of Business. HSN and each Participating Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

     (d) Books and Records. HSN shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of HSN's and each Participating Subsidiary's financial transactions, are made in accordance with GAAP.

     (e) Litigation. HSN shall notify GE Capital in writing, promptly upon learning thereof, of any litigation involving amounts in excess of five percent (5%) of HSN's consolidated tangible net worth in the aggregate for related claims, against HSN, whether or not the claims shall be considered by HSN to be covered by insurance if HSN has determined that there is a reasonable likelihood that the claims will succeed on the merits, and of the institution of any suit or administrative proceeding against any Person that, if adversely determined, would have a material adverse effect on HSN's business, operations, or financial or other condition, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and the Indebtedness, or the priority of such Lien.

     (f) Adverse Transactions. Except in the ordinary course of business and in accordance with HSN's previous practices, neither HSN nor any Participating Subsidiary shall permit or agree to any extension, compromise, or settlement, or make any changes or modification of any kind or nature with respect to any Account, including any of the terms relating thereto. Neither HSN nor any Participating Subsidiary shall enter into any agreement, which at the time such agreement is entered into, has a material adverse effect on the business, operations, property, or financial or other condition of HSN the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts and Indebtedness, or the priority of such Lien.

     (g) Liens. Upon the purchase by GE Capital of Accounts and Indebtedness pursuant to Section 2.02, GE Capital shall have good and marketable title to such Accounts and Indebtedness. Neither HSN nor any Participating Subsidiary shall not create or permit any Lien, in and to the Accounts or Indebtedness in which GE Capital has an interest hereunder, except presently existing or hereafter created Liens in favor of GE Capital and Liens created by or through GE Capital.

     (h) Sales of Accounts and Indebtedness. Except as specifically provided in Section 2.02 neither HSN nor any Participating Subsidiary shall not sell, transfer, convey, or otherwise dispose of any Accounts or Indebtedness other than Accounts and Indebtedness that GE Capital declines to purchase hereunder.

     (i) Delivery. A Participating Subsidiary has delivered all Merchandise covered by each Account, and the Account Debtor has accepted or is willing to accept such delivery, unless the Account Debtor has specifically requested that an item of Merchandise in such Participating Subsidiary's inventory not be delivered, subject to such Participating Subsidiary's return and direct delivery policies.

     (j) Services. Such Participating Subsidiary shall provide and maintain reasonable services, in accordance with its customary practices, with respect to the Merchandise covered by an Account and shall comply with all of its warranties and other obligations with respect to the Merchandise, the sale of which has been charged to an Account.

     (k) Adjustments. Each credit adjustment slip delivered by HSN to GE Capital represents a bona fide adjustment by a Participating Subsidiary of a credit sale for which GE Capital has accepted the sales slip.

     (l) No Surcharge. A Participating Subsidiary has not, by reason of the credit nature of the sale provided by the Program, charged such customer a greater total sale price for any purchase that is described on a Charge Slip than Merchant would have charged, and the customer would have paid, if the customer had paid the total sale price in full at the time of purchase.

     (m) Obligations. A Participating Subsidiary has fulfilled all of its obligations to Account Debtors under the terms of all credit card sales of Merchandise.

     (n) Advertisements. A Participating Subsidiary's advertisements that refer to credit terms and payment terms are in conformity with standard credit card regulations and promotional programs approved by GE Capital as provided for pursuant to Section 3.04 hereof.

     (o) Insurance. HSN maintains insurance policies with insurers in such amounts and insuring it against such types of loss or damage as are customarily maintained by corporations engaged in similar businesses with respect to its property.

     (p) No Defaults. HSN shall be and shall remain current and not in a condition of default which creates a right of acceleration in any lender or creditor on or under any material loan, credit agreement or instrument of indebtedness, including but not limited to lines of credit, and no event shall occur or shall have occurred which will result in HSN being in a condition of default which creates a right of acceleration in any lender or creditor on or under any such loans, credit agreement or instrument.

     (q) Reports. HSN shall provide to GE Capital, as soon as available but not less than ninety (90) days after the end of the relevant account period in the case of reports for quarterly periods other than year end and one hundred twenty (120) days after the end of the relevant account period for year end reports, (i) unaudited consolidated quarterly financial reports and (ii) audited consolidated annual financial reports, which financial reports shall be prepared in accordance with GAAP.

     (r) Credit Instruments. HSN and each Participating Subsidiary acknowledges and agrees that due to time constraints, GE Capital has not had the opportunity to review credit agreements, indentures, notes and other debt instruments to which the aggregate amount of funds outstanding from HSN and/or a Participating Subsidiary under each such credit agreement, indenture, note or other debt instrument individually equals or exceeds Two Million Dollars ($2,000,000), if any, to which any of HSN and/or the Participating Subsidiaries is a party (the "Material Credit Agreements"). Accordingly, HSN and each Participating Subsidiary covenants and agrees that it will promptly (but in no event later than three (3) days after the date hereof) provide GE Capital with true and correct copies of all Material Credit Agreements, including, without limitations, that certain credit agreement dated as of February 4, 1993 among HSN Home Shopping Club, Inc., LTCB Trust Company, as Agent, and the Banks named therein (the "LTCB Credit Agreement").

                                   ARTICLE IX

                  REPRESENTATIONS AND WARRANTIES OF GE CAPITAL

     To induce HSN and the Participating Subsidiaries to sell Accounts and Indebtedness, GE Capital makes the following representations, warranties and covenants to HSN and the Participating Subsidiaries, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each date on which HSN and/or the Participating Subsidiaries sells Accounts and/or Indebtedness:

     Section 9.01. Corporate Existence. GE Capital (a) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with its principal place of business as indicated in the first paragraph of this Agreement; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now, heretofore, and proposed to be conducted; (d) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, lease, operation, and conduct; and (e) is in compliance with its articles of incorporation, bylaws or other similar organizational documents.

     Section 9.02. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery, and performance of this Agreement by GE Capital and all instruments and documents to be delivered by GE Capital pursuant to this Agreement, and the creation of all Liens provided for herein: (a) are within GE Capital's corporate power; (b) have been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required;
(c) are not in contravention of any provision of GE Capital's articles of incorporation, bylaws or other similar organizational documents; (d) will not violate any law or regulation or any order or decree of any court or governmental instrumentality applicable to GE Capital; (e) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which GE Capital is a party or by which GE Capital or any of its property is bound; and
(f) do not require of GE Capital any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered by GE Capital and constitutes the legal, valid, and binding obligation of GE Capital, enforceable against GE Capital in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium, reorganization, or other laws affecting the rights of creditors generally or by general principles of equity (whether or not a proceeding is brought in a court of law or equity).

     Section 9.03.    Solvency.  GE Capital is Solvent.

     Section 9.04. No Default. GE Capital is not in default with respect to any material contract, agreement, document, lease, or other instrument to which it or any subsidiary of it is a party or by which GE Capital or any or its property may be bound, where such default would have a material adverse effect on the business, operations, property, or financial or other condition of GE Capital.

     Section 9.05. No Burdensome Restrictions. No contract, lease, agreement, or other instrument to which GE Capital is a party or is bound and no provision of applicable law or governmental regulation materially and adversely affects or may be reasonably likely to so affect the business, operations, property, or financial or other condition of GE Capital.

     Section 9. 06    Full Disclosure.  No information contained in this
Agreement or any other agreement or writing executed or issued by GE Capital or any statement furnished by or on behalf of GE Capital in connection with this Agreement or any other agreement or writing executed or issued in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, which would have a material adverse effect on GE Capital's business, operations, or financial or other condition.

     Section 9.07. GE Capital Covenants. GE Capital covenants and agrees that, until the end of the term of this Agreement:

     (a) Maintenance of Existence and Conduct of Business. GE Capital shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

     (b) Compliance with Law. GE Capital's own actions and the actions of Persons on its behalf (or failures to act where any of the foregoing has a duty to act under this Agreement), shall comply with all federal, state, and local laws, statutes, ordinances, rules, regulations, orders and rulings. Without limiting the generality of the foregoing, GE Capital shall additionally be obligated to cause all Accounts, Indebtedness, Credit Agreements, periodic billing statements, other Account Documentation, any other documents utilized by GE Capital, insurance (to the extent of limitations on finance charges thereon), finance charges, and credit procedures to comply with those laws, statutes, ordinances, rules, regulations, orders and rulings during the term of this Agreement, including, but not limited to, so-called truth-in-lending or usury laws that may from time to time be effect, which obligation shall include from time to time providing HSN with revisions to credit procedures, Credit Agreements, periodic billing statements, other Account Documentation and any other documents utilized by GE Capital so that they so comply. GE Capital shall not be responsible for noncompliance pursuant to this Section 9.07 where noncompliance is a result of HSN's or any Participating Subsidiary's failure to comply with any such matters, to the extent HSN or any Participating Subsidiary is required by this Agreement to so comply.

     (c) Books and Records. GE Capital shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of GE Capital's financial transactions, are made in accordance with GAAP.

                                   ARTICLE X

                      FINANCIAL STATEMENTS AND INFORMATION

     Section 10.01. Reports and Notices. As long as this Agreement remains in effect, (i) HSN (x) shall deliver to GE Capital in addition to the financial reports required pursuant to this Agreement such other information respecting the Accounts or the value thereof, the Indebtedness or the value thereof as GE Capital may, from time to time, reasonably request and (y) upon request, meet with the appropriate personnel of GE Capital on not more than a quarterly basis to discuss information contained in HSN's unaudited consolidated quarterly financial reports, audited annual financial reports and any additional information relating to such documents as GE Capital may reasonably request and
(ii) in the event that the debt rating of GE Capital's senior debt from both Moody's and Standard & Poor's is less than A, GE Capital shall (x) deliver to HSN such information respecting the Accounts or the value thereof and the Indebtedness or the value thereof as HSN may, from time to time, reasonably request and (y) meet with the appropriate personnel of HSN on not more than a quarterly basis to discuss information contained in GE Capital's unaudited consolidated quarterly financial reports, audited annual financial reports and any additional information relating to such documents as HSN may reasonably request.

                                   ARTICLE XI

                                INDEMNIFICATION

     Section 11.01. Indemnification by HSN. HSN agrees to protect, indemnify, and hold harmless GE Capital, its subsidiaries, and affiliated companies, and the employees, officers, and directors thereof, against any and all liabilities, costs, and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings by whomsoever asserted, including, but not limited to, (i) the Account Debtors or other Persons responsible for the payment of Accounts sold by HSN or any Participating Subsidiary hereunder, (ii) any person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group, (iii) any governmental instrumentality, or (iv) any other third party, arising out of, connected with or resulting from: (a) credit card sales of Merchandise; (b) any transaction, contract, understanding, promise, representation, or any other relationship, actual, asserted, or alleged, between HSN, any Participating Subsidiary and any Account Debtor relating to an Account; (c) any Merchandise the purchase of which was financed by an Account; (d) any other act by HSN or any Participating Subsidiary or its employees, officers, directors, shareholders, agents or any independent contractors hired by HSN, or omission by HSN where there was a duty to act, relating to an Account or items of Indebtedness sold under an Account; (e) any claim, demand, allegation, offset, defense, or counterclaim which, if true or proven, would constitute a breach under (a)-(d) of this Section 11.01; (f) any communication (written or otherwise) with any Account Debtor or otherwise, which communication inaccurately describes any term of this Agreement or the status of this Agreement; or (g) any breach by HSN or any Participating Subsidiary of any of the terms, covenants, representations, warranties, conditions precedent, or other provisions contained in this Agreement or any other instrument or document delivered by HSN or any Participating Subsidiary to GE Capital in connection herewith or therewith, or any event, act or omission that would be such a breach if any term, covenant, representation, warranty, condition precedent, or other provision did not contain a requirement of materiality; provided, however, that excluded from the foregoing indemnity shall be any liability, cost, expense, judgment, damage, claim, demand, offset, defense, counterclaim, action or proceeding, to the extent the same arises out of or results from any violation by GE Capital, its subsidiaries or affiliated companies of law, this Agreement, any Credit Agreement or any agreement, understanding or promise between GE Capital and any Account Debtor relating to such Account Debtor's Account.

     Section 11.02. Indemnification by GE Capital. GE Capital agrees to protect, indemnify, and hold harmless HSN, its subsidiaries, and affiliated companies, and the employees, officers, and directors thereof, against any and all liabilities, costs, and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings by whomsoever asserted, including, but not limited to, (i) the Account Debtors or other Persons responsible for the payment of Accounts sold by HSN or any Participating Subsidiary hereunder, (ii) any person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group, (iii) any governmental instrumentality, or (iv) any other third party, arising out of, connected with or resulting from: (a) any breach by GE Capital of any of the terms, representations, warranties, covenants or other provisions of this Agreement, or any event, act or omission that would be such a breach if any term, covenant, representation, warranty, or other provision did not contain a requirement of materiality, including without limitation in connection with the performance of GE Capital's duties pursuant to Section 3.01 hereof, (b) any communication (written or otherwise) with any Account Debtor or otherwise, which communication inaccurately describes any term of this Agreement or the status of this Agreement or (c) any act by GE Capital or its employees, officers, directors, shareholders, agents or licensees or any independent contractors hired by GE Capital, or omission by GE Capital where there was a duty to act, including without limitation acts or omissions by GE Capital as attorney-in-fact for HSN and/or the Participating Subsidiaries and any violation of insurance laws arising from documentation or procedures provided by GE Capital and any regulatory investigations or proceedings in connection therewith relating to an Account or items of Indebtedness sold under an Account, or any claim, demand, allegations, offset, defense, or counterclaim which, if true or proven, would constitute such act or omission or a violation of applicable law hereof, or if there would be such a violation if such covenant, representation, or warranty did not contain a requirement of materiality; provided, however, that excluded from the foregoing indemnity shall be any liability, cost, expense, judgment, damage, claim, demand, offset, defense, counterclaim, action or proceeding to the extent the same arises out of or results from any violation by HSN, its subsidiaries and affiliated companies of law, this Agreement, any Credit Agreement or any agreement, understanding or promise between HSN or its Participating Subsidiaries and any Account Debtor relating to such Account Debtor's Account.

     Section 11.03. Defense of Claims. In the event that any legal proceeding shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from another pursuant to this Article XI, the party seeking indemnification shall promptly cause written notice of the assertion of any such claim or demand of which it has knowledge to be forwarded to the other party, which shall have the right, to the extent of its indemnification, at its option and at its own expense, to be represented by counsel of its choice and to defend against, negotiate, settle, or otherwise deal with any proceeding, claim, or demand which is related to any loss, liability, damage, or deficiency indemnified against hereunder. The parties hereto agree to cooperate fully with the defense, negotiation, or settlement of any such legal proceeding, claim or demand.

     Section 11.04. Payment of Indemnified Amounts. After any final judgment or award shall have been rendered by a court, arbitration board, or administrative agency of competent jurisdiction, or a settlement agreed to by both parties shall have been consummated, the party seeking indemnification shall forward to the other party notice of any sums due and owing by it with respect to such matter with reasonable itemized support documentation therefor, and such party shall be required to pay all of the sums so owing to the party seeking indemnification within thirty (30) days after the date of such notice.

                                  ARTICLE XII

                                TERM/TERMINATION

     Section 12.01. Term. This Agreement shall continue in full force and effect until five (5) years from the date of the full execution hereof (the "Initial Term") and shall be automatically renewed for successive two (2) year terms ("Renewal Term(s)"), unless terminated as provided in other provisions of this Agreement.

     Section 12.02. Termination by HSN.

     (a) HSN, in its individual capacity, may terminate this Agreement, such termination to be effective as of the final day of the Initial Term or any Renewal Term, by giving GE Capital at least one hundred eighty (180) days written notice prior to the final day of the Initial Term or any Renewal Term.

     (b) Notwithstanding anything to the contrary contained in Section 2.02, HSN may terminate this Agreement by giving GE Capital written notice within ninety (90) days of receipt of notification under Section 2.02(c)(ii) that GE Capital elected not to increase the Maximum Indebtedness, and such termination shall be effective four (4) months after the date of such termination notice.

     (c) HSN may terminate this Agreement without notice if an Event of Default as provided in Section 13.04 hereof shall occur and continue past the applicable grace period, if any.

     (d) In the event GE Capital materially breaches its obligations under this Agreement, and after notice to GE Capital and such breach remains uncured for a period of thirty (30) days, then HSN may terminate this Agreement by giving GE Capital ten (10) days written notice.

     Section 12.03. Termination by GE Capital.

     (a) GE Capital may terminate this Agreement as of the final day of the Initial Term or any Renewal Term, by giving HSN at least one hundred eighty
(180) days written notice prior to the final day of the Initial Term or any Renewal Term.

     (b) GE Capital may terminate this Agreement without notice if an Event of Default as provided in Section 13.01 hereof shall occur and continue past the applicable grace period if any, including that set forth in Section
13.02 hereof.

     (c) In the event HSN materially breaches its obligations under this Agreement, and after notice to HSN and such breach remains uncured for a period of thirty (30) days, then GE Capital may terminate this Agreement by giving HSN ten (10) days written notice.

     (d) Subject to the provisions of Section 2.08, GE Capital shall terminate this Agreement in the event the conditions specified in Section 5.01(e) shall not have been satisfied within the time period specified in such
Section 5.01(e).

     Section 12.04. Survival of Obligations Upon Termination of Financing Arrangement. Except as otherwise expressly provided herein, no termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of HSN, any Participating Subsidiary or GE Capital relating to any transaction or event occurring prior to such termination. All undertakings, agreements, covenants, warranties, representations, and indemnities contained herein shall survive such termination or cancellation, except as specifically provided herein to the contrary. Without in any way limiting the generality of the foregoing, upon such termination, HSN shall continue to be liable for the fees provided for or referred to in Section 12.07 hereof, for RPR Indebtedness to the extent specified in Section 2.04 hereof until such time as (i) there is no Indebtedness owned by GE Capital or (ii) HSN repurchases Accounts and Indebtedness from GE Capital pursuant to Sections 12.05 and 12.06 hereof, whichever shall occur earlier and for the fees provided for in Article VII hereof.

     Section 12.05. Repurchase of Accounts. Upon any termination (other than a termination pursuant to Section 12.02(b), (c) or (d)) HSN shall have the option to repurchase on the date of termination, after having given sixty (60) days' prior written notice, all Accounts and Indebtedness existing on the date of such repurchase for an amount in cash equal to one hundred two percent (102%) of the Aggregate Investment then outstanding (including accrued and unpaid finance charges thereon) together with all other amounts then due GE Capital under this Agreement. In the event of a termination pursuant to
Section 12.02(b), (c) or (d) HSN shall have the option to repurchase all Accounts and Indebtedness existing on the date of such repurchase for an amount in cash equal to one hundred percent (100%) of the Aggregate Investment then outstanding (including accrued and unpaid finance charges thereon), together with all other amounts then due GE Capital under this Agreement. If HSN repurchases as set forth above, GE Capital's obligation to perform the servicing activities specified in Article III hereof shall be terminated as of the date of such repurchase. Upon any such repurchase, GE Capital shall assign to HSN all of its right, title, and interest in and to such Accounts and Indebtedness, free and clear of any and all Liens created by or through GE Capital, and with a warranty from GE Capital to such effect, but without any other warranty or recourse, and the ownership interest of GE Capital in such Indebtedness shall be terminated. GE Capital shall provide to HSN such information as is reasonable and customary in order to assist HSN in determining whether or not to exercise such option. In addition, upon such exercise the parties hereto agree to reasonably cooperate and take any reasonable action to facilitate such transfer of Accounts and Indebtedness. The option granted by this Section shall terminate on the earlier of (i) the effective date of any expiration or termination of this Agreement or (ii) the date on which HSN delivers to GE Capital a notice that HSN does not intend to exercise such option. GE Capital shall, upon receipt of full payment of the purchase price for the Accounts, provide to any purchaser of Accounts under this Section a master file computer tape listing all purchased Accounts.

     Section 12.06. Services Only Option. Beginning with the thirty-first month after the Effective Date, HSN shall have the option upon six (6) months written notice to GE Capital, to repurchase, and GE Capital will service, all Accounts and Indebtedness existing on the date of such repurchase for an amount in cash equal to one hundred percent (100%) of the Aggregate Investment then outstanding (including accrued and unpaid finance charges thereon), together with all amounts then due GE Capital under this Agreement. If HSN exercises its option under this Section 12.06, GE Capital shall continue to perform all of its servicing activities specified in Article III hereof as requested by HSN and HSN shall pay to GE Capital a fee for such services to be determined by the parties hereto. Upon such exercise, GE Capital shall assign to HSN all of its right, title and interest in and to the Accounts and Indebtedness, free and clear of any and all Liens created by or through GE Capital, and with a warranty from GE Capital to such effect, but without any other warranty or recourse, and the ownership interest of GE Capital in such Indebtedness shall be terminated. GE Capital shall provide to HSN such information as is reasonable and customary in order to assist HSN in determining whether or not to exercise such option. In addition, upon such exercise the parties hereto agree to reasonably cooperate and take any reasonable action to facilitate such transfer of Accounts and Indebtedness.
The option granted by this Section shall terminate on the earlier of (i) the effective date of any expiration or termination of this Agreement or (ii) the date on which HSN delivers to GE Capital a notice that HSN does not intend to exercise such option. GE Capital shall, upon receipt of full payment of the purchase price for the Accounts, provide to any purchaser of Accounts under this Section a master file computer tape listing all purchased Accounts.

     Section 12.07. Liquidation. If this Agreement terminates and HSN chooses not to repurchase all Accounts and Indebtedness from GE Capital pursuant to Section 12.05 or 12.06, (i) HSN shall continue to pay or be credited for (as applicable) amounts due to GE Capital pursuant to Sections 4.01(b), (c) and (d), 7.01(b), (c) and (d),and 7.02(c)(ii) hereof until such time as GE Capital no longer owns any Accounts, (ii) GE Capital shall have the right, in addition to and retaining all other rights it may have under this Agreement or applicable law, to liquidate the Accounts in any lawful manner including, without limitation, transferring the Accounts or any part thereof to a third party and/or issuing a replacement or substitute card, provided, however, the Accounts shall not be transferred to a third party that is a competitor of HSN and, provided further that any such third party agrees to be bound by the confidentiality provision of this Agreement as if it was a party hereto and (iii) during such liquidation, GE Capital may use HSN's name in communicating with existing Account Debtors that the Account is not owned by HSN and that GE Capital or some third party is the owner of such Account provided that such usage shall be made in accordance with this Agreement. HSN agrees to cooperate with GE Capital and take any action reasonably requested by GE Capital to effectuate such liquidation in an orderly manner. In addition, HSN shall pay to GE Capital as of each month-end until such time as all Accounts are liquidated, a fee in the amount of (i) $1.65 times the number of Active Accounts for that month plus (ii) .81% of Average Aggregate Investment, provided that HSN shall not be obligated to pay such fee to GE Capital in the event that HSN terminates this Agreement pursuant to Section 12.02(b), (c) or
(d) hereof.

                                  ARTICLE XIII

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     Section 13.01. Events of Default, HSN. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

     (a) HSN or any Participating Subsidiary shall fail to make any payment of any amount due pursuant to this Agreement when due and payable, and the same shall remain unremedied for a period of five (5) days after HSN shall have received written demand therefor from GE Capital.

     (b) HSN or any Participating Subsidiary shall fail or neglect to perform, keep, or observe any of the terms, provisions, conditions, or covenants contained in this Agreement and such failure or neglect shall remain unremedied for a period of thirty (30) days (ten (10) days with respect to Section 8.12) after notice thereof from GE Capital is received by HSN.

     (c) Any representation, warranty or statement made or delivered by HSN, any of the Participating Subsidiaries or any of their officers, employees, or agents to GE Capital under or pursuant to this Agreement, shall not be true and correct in any material respect as of the date when made or if applicable, restated and remade, and HSN or any of the Participating Subsidiaries (as the case may be), fails within thirty (30) days after notice thereof by GE Capital to HSN or any of the Participating Subsidiaries (as the case may be), to correct the underlying basis which causes the representation, warranty or statement to be untrue (and cures any losses incurred by GE Capital as a result of its reliance on such false representation or warranty), provided that in the case of Section 8.04, the thirty (30) day cure period shall not apply.

     (d) (i) Any of the Accounts, Indebtedness or Account Documentation in which GE Capital has an interest hereunder shall be lost, stolen, damaged, destroyed, sold, encumbered, attached, seized, levied upon, or subjected to a writ or distress warrant, other than by, through, or while in the possession of GE Capital, and such action shall have a material adverse effect on the business operations, property, or financial or other condition of HSN, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts or Indebtedness, or the priority of such Liens' (ii) any of the Accounts or Indebtedness shall come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors of HSN or any Participating Subsidiary that has generated at least ten percent (10%) of HSN's total sales for the immediately preceding twelve
(12) month period (a "Material Participating Subsidiary"); (iii) any Person shall apply for the appointment of a receiver, trustee or custodian for the Accounts, the Indebtedness, or any other assets of HSN or any Material Participating Subsidiary and such application shall not have been dismissed within thirty (30) days; provided, however, that from the time such application is filed until such time, if any, as it may be dismissed, GE Capital shall be relieved of its obligation to purchase Accounts and Indebtedness pursuant to
Section 2.01 hereof; (iv) HSN or any Material Participating Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay, or defraud its creditors or made or suffered a transfer of any of its material property which is fraudulent under bankruptcy, fraudulent conveyance, or other similar law; or (v) any dissolution, termination of existence, or lack of Solvency shall occur with respect to HSN or any Material Participating Subsidiary.

      (e) A case or proceeding shall have been commenced against HSN or any Material Participating Subsidiary in a court having jurisdiction in the premises seeking a decree or order (i) for relief in respect of HSN or any Material Participating Subsidiary pursuant to the Bankruptcy Code or any other applicable state or foreign bankruptcy or other similar law, (ii) appointing custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of HSN or any Material Participating Subsidiary or of any substantial part of their respective properties, (iii) ordering the winding-up or liquidation of the affairs of HSN or any Material Participating Subsidiary,
(iv) enjoining, restraining, or in any way preventing HSN or any Material Participating Subsidiary from conducting all or any material part of its business affairs in the ordinary course, or concerning failure to pay any federal, state or local tax or other debt of HSN shall be entered and shall not be vacated, discharged, stayed or dismissed within thirty (30) days from the date of entry thereof.

     (f) HSN or any Material Participating Subsidiary shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of HSN or any Material Participating Subsidiary or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take corporate action in furtherance of any such action.

     (g)    Except for a voluntary settlement of those claims as shown in
Schedule 13.01(g) of this Agreement in an aggregate amount not in excess of Sixteen Million Dollars ($16,000,000), final judgment or judgments for the payment of money in excess of five percent (5%) of the consolidated tangible net worth of HSN shall be rendered against HSN or any Participating Subsidiary and the same shall not be, either (i) covered by insurance or the insurer shall not have accepted liability therefor or (ii) vacated, stayed, bonded, paid, or discharged for a period of thirty (30) days.

     (h) There shall be any material adverse change in the operations, assets, condition (financial or otherwise), or business of HSN, the Accounts or the value thereof, the Indebtedness or the value thereof, GE Capital's Lien in and to the Accounts or the Indebtedness, or the priority of such Lien.

     Section 13.02. Remedies, GE Capital. If any Event of Default set forth in Section 13.01 above shall have occurred and be continuing: (a) GE Capital, in its discretion, upon ten (10) days' notice to HSN may (i) terminate this Agreement with respect to further sales of Accounts and Indebtedness (in which case those provisions of Article XII applicable to termination shall become effective) and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become due and payable, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by HSN and the Participating Subsidiaries, in which case GE Capital shall have the right, at any time and from time to time thereafter, in its discretion, without notice thereof to HSN or any Participating Subsidiary, (A) to enforce payment of the Obligations and collect, by legal proceedings or otherwise, the Accounts and Indebtedness in the name of GE Capital and/or HSN or any Participating Subsidiary and (B) to take control, in any manner, of any item of payment for, or proceeds of, the Accounts or Indebtedness. Notwithstanding the foregoing, in the event of an Event of Default under
Section 13.01(e) or (f) hereof, this Agreement shall be deemed to be automatically terminated with respect to further sales of Accounts and Indebtedness, and all Obligations shall be automatically deemed forthwith due and payable, without any further action by GE Capital.

     (b) In addition to remedies available to a secured party under the UCC, GE Capital, in its discretion, may exercise any one or more of the rights and remedies accruing to a secured party under the UCC of the relevant state or states and any other applicable law upon default by a debtor.

     (c) Any notice required to be given by GE Capital of a sale, lease, or other disposition of the Accounts and Indebtedness, or any other intended action by GE Capital, deposited in the United States mail, postage prepaid and duly addressed to HSN at its principal place of business set forth in Section
14.08 hereof not less than fifteen (15) days prior to action, shall constitute commercially reasonable and fair notice to HSN thereof. GE Capital may, in its sole discretion, postpone or adjourn any sale of the Accounts or Indebtedness, or any part thereof, from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Each of HSN and the Participating Subsidiaries agrees that GE Capital has no obligation to preserve rights against prior parties to the Accounts and Indebtedness.

     Section 13.03. Waivers by HSN. Except as otherwise provided for in this Agreement, HSN and each Participating Subsidiary waives (a) presentment, demand, and protest, and notice of presentment, dishonor, protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, accounts receivable, contract rights, documents, choses in action, instruments, chattel paper, commercial paper and guarantees at any time held by GE Capital on which HSN or any Participating Subsidiary may in any way be liable or any bond or security which might be required by any court prior to allowing GE Capital to exercise any of GE Capital's remedies, and (c) the benefit of all valuation, appraisal, and exemption laws. HSN and each Participating Subsidiary acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

     Section 13.04. Events of Default, GE Capital. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

     (a) GE Capital shall fail to make any payment of any amount due pursuant to this Agreement when due and payable, and the same shall remain unremedied for a period of five (5) days after HSN shall have made written demand therefor.

     (b) GE Capital shall fail or neglect to perform, keep, or observe any of the terms, provisions, conditions, or covenants contained in this Agreement and such failure or neglect shall remain unremedied for a period of thirty (30) days after notice thereof by HSN to GE Capital.

     (c) Any representation or warranty by GE Capital in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed and GE Capital fails within thirty (30) days after notice thereof by HSN to GE Capital, to correct the underlying basis which causes the representation or warranty to be untrue, provided that in the case of Section 9.03, the thirty (30) day cure period shall not apply.

     (d) (i) Any Person shall apply for the appointment of a receiver, trustee or custodian for GE Capital and such application shall not have been dismissed within thirty (30) days, or (ii) any dissolution, termination of existence, or insolvency shall occur with respect to GE Capital.

     (e)    A case or proceeding shall have been commenced against GE
Capital in a court having jurisdiction in the premises seeking a decree or order (i) for relief in respect of GE Capital pursuant to the Bankruptcy Code or any other applicable state or foreign bankruptcy or other similar law, (ii) appointing custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of GE Capital or of any substantial part of its properties, (iii) ordering the winding-up or liquidation of the affairs of GE Capital, (iv) enjoining, restraining, or in any way preventing GE Capital from conducting all or any material part of its business affairs in the ordinary course, or concerning failure to pay any federal, state or local tax or other debt of GE Capital shall be entered and shall not be vacated, discharged, or stayed within thirty (30) days from the date of entry thereof.

     (f) GE Capital shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of GE Capital or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take corporate action in furtherance of any such action.

     (g) Final judgment or judgments for the payment of money in excess of five percent (5%) of the consolidated tangible net worth of GE Capital shall be rendered against GE Capital and the same shall not be, either (i) covered by insurance or the insurer shall not have accepted liability therefor or (ii) vacated, stayed, bonded, paid, or discharged for a period of (30) days.

     (h) There shall any material adverse change in the operations, assets, condition (financial or otherwise) or business of GE Capital.

     Section 13.05.  Remedies, HSN.  If any Event of Default set forth in
Section 13.04 above shall have occurred and be continuing past any applicable grace period, if any, HSN, in its discretion, without notice, may terminate this Agreement with respect to further sales of Accounts and Indebtedness (in which case those provisions of Article XII applicable to termination shall become effective).

                                  ARTICLE XIV

                                 MISCELLANEOUS

     Section 14.01. Complete Agreement; Modification of Agreement; Sale of Interest. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered, or amended, except by an agreement in writing duly executed by authorized representatives of GE Capital and HSN. No party hereto may sell, assign, transfer or delegate any of its rights, titles, interests, remedies, powers and duties hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Each of the Participating Subsidiaries agree that any modification, alteration, amendment or approval agreed to or provided by HSN with respect to this Agreement shall be deemed agreed to or provided by each such Participating Subsidiary.

     Section 14.02. No Waiver. Either party's failure, at any time or times, to require performance by the other party of any provisions of this Agreement shall not waive, affect, or diminish any right of such party thereafter to demand strict compliance and performance therewith. Any suspension or waiver by GE Capital of an Event of Default shall not suspend, waive, or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants, and representations of HSN or any Participating Subsidiary contained in this Agreement and no Event of Default pursuant to this Agreement shall be deemed to have been suspended or waived by GE Capital, unless such suspension or waiver is by an instrument in writing signed by an officer of GE Capital and directed to the appropriate Person specifying such suspension or waiver.

     Section 14.03. Remedies. Each party's rights and remedies pursuant to this Agreement shall be cumulative and nonexclusive of any other rights and remedies which such party may have pursuant to any other agreement, by operation of law, or otherwise.

     Section 14.04. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

     Section 14.05. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 14.06. Parties. This Agreement shall be binding upon, and inure to the benefit of, the successors of each party hereto and the permitted assigns of GE Capital and HSN.

     Section 14.07. Governing Law. This Agreement and the obligations arising pursuant hereto shall, in all respects, including all matters of construction, validity, and performance, be governed by, and construed in accordance with, the laws of the State of New York (other than conflicts of law provisions thereof) applicable to contracts made and performed in such state and any applicable laws of the United States of America. HSN and each Participating Subsidiary agrees to submit to personal jurisdiction and to waive any objection as to venue of the federal or state courts in the County of New York, State of New York. Service of process on HSN or any Participating Subsidiary in any action arising out of or relating to this Agreement shall be effective upon receipt thereof if sent or delivered to HSN in accordance with Section 14.08 hereof. Nothing herein shall preclude either party from bringing suit or taking other legal action in any other jurisdiction.

     Section 14.08. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (and if notice is transmitted by mail, a copy thereof shall be transmitted by electronic facsimile to the telephone number indicated below):


                        (a)     If to GE Capital, at:

                                General Electric Capital Corporation
                                1221 Post Road East
                                Westport, Connecticut 06880
                                Attention:  Manager, Northern Business Group
                                Facsimile:  (203) 226-8634


                                With copies to:


                                General Electric Capital Corporation
                                260 Long Ridge Road
                                Stamford, Connecticut 06927
                                Attention:  Counsel, Retailer Financial Services
                                Facsimile:  (203) 961-5149

                        (b)     If to HSN, or any Participating Subsidiary at:

                                Home Shopping Network, Inc.
                                2501 118th Avenue North
                                St. Petersburg, Florida 33716
                                Attention:  Senior Vice President-Finance
                                Facsimile: (813) 539-6505
                                with copies to:


                                Home Shopping Network, Inc.
                                2501 118th Avenue North
                                St. Petersburg, Florida 33716
                                Attention:  General Counsel
                                Facsimile:  (813) 573-0866


or at such other address as may be substituted by notice given as herein provided. The giving of any notice required pursuant hereto may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, or other communication pursuant hereto shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or five (5) Business Days after the same shall have been deposited in the United States mail (and a copy sent by electronic facsimile). Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration, or other communication to the Persons designated above to receive copies shall in no way adversely effect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

     Section 14.09. Securitization/Participation. Subject to the rights of HSN under this Agreement, including but not limited to Sections 12.05 and 12.06, GE Capital shall have the right to securitize or participate all or any portion of the Accounts at any time.

     Section 14.10. Confidentiality. All material and information supplied by one party to the other party hereunder or supplied to either party by Account Debtors or applicants for credit, including but not limited to the terms and provisions of this Agreement, information concerning either party's market plans, objectives, financial results, customer or Account Debtor names or buying patterns, addresses, financial character and proposed store locations are confidential and proprietary ("Confidential Information"). Confidential Information shall be used by each party solely in the exercise of its rights and performance of its obligations pursuant to the Agreement, except that HSN may use information about its customers in the ordinary conduct of its business. Specifically, GE Capital shall not solicit, advertise to or otherwise promote products, goods or services to HSN customers except as specifically permitted in this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to exercise its rights and perform its obligations pursuant to this Agreement, and except as may be agreed upon in writing by the other party, or as otherwise as required by law or required to be made to governmental agencies, and except that HSN may use information about its customers in the ordinary conduct of its business. Upon written request specifying the materials to be returned or upon the termination of this Agreement, each party shall use its best efforts to return to the other party such Confidential Information in its possession or control. Confidential Information shall not include information in the public domain (other than as a result of a breach in the foregoing restriction) and information lawfully obtained from a third party.

     Section 14.11. Section Titles. The Section Titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 14.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

     Section 14.13. Failures to Perform. In the event that either HSN or any Participating Subsidiary or GE Capital is obligated under this Agreement to do an act on a particular date or within a particular number of days and, after taking reasonable precautions, as a result of a circumstance beyond the reasonable precautions, as a result of a circumstance beyond the reasonable control of such party (e.g., computer or telecommunications breakdown), such party is unable to perform such act when due, such party shall not be deemed in breach of this Agreement if such party shall in lieu thereof do such act as promptly as practicable, provided that such party shall take all reasonable steps to perform such act by alternate means and shall use its best efforts to cure such circumstances which are within its control.

     Section 14.14. Customized Credit Programs. Each of HSN and each Participating Subsidiary agrees that it will not make available, or enter into the provisions of any customized private label credit program other than (i) credit provided in connection with the Program hereunder, (ii) credit provided by generally accepted multipurpose or charge cards such as American Express, Mastercard, Visa and Discover and (iii) secured cards and debit cards. In addition, each of HSN and each Participating Subsidiary agrees that (i) during a period of fifteen (15) months following the termination of the Program it shall not sponsor, endorse or replicate a customized private label credit program, whether internal or external and (ii) during a period of twelve (12) months following such termination will not communicate with any Account Debtor regarding any proposed customized private label credit program.

     Section 14.15 Participating Subsidiaries. A Participating Subsidiary shall become subject to, and have the rights and obligations provided to Participating Subsidiaries pursuant to this Agreement, when (i) GE Capital and HSN shall have mutually agreed to include such Participating Subsidiary in this Agreement, (ii) GE Capital shall have received from such Participating Subsidiary a copy of this Agreement executed and delivered by such Participating Subsidiary and (iii) GE Capital shall have a perfected first priority security interest in the collateral provided to GE Capital by such Participating Subsidiary pursuant to Article VI of this Agreement. Each Participating Subsidiary agrees (i) to the appointment of HSN as its agent for all purposes of this Agreement, (ii) any action taken by HSN with respect to this Agreement shall be deemed taken by such Participating Subsidiary and (iii) to reimburse HSN its pro-rata portion of any fees or amounts paid by HSN to GE Capital pursuant to the terms of this Agreement. HSN hereby subordinates any claim it may have against any Participating Subsidiary pursuant to the immediately preceding sentence to the payment in full of all Obligations.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                      GENERAL ELECTRIC CAPITAL CORPORATION

                      By:
                         ----------------------------------

                      Name:
                           --------------------------------

                      Title:
                            -------------------------------

                      HOME SHOPPING NETWORK, INC.

                      By:
                        -----------------------------------

                      Name:
                          ---------------------------------


                      Title:
                           --------------------------------

                     HSN TOURS, INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------


                     HSN MAIL ORDER, INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------


                     WORLD  REZ, INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------

                     HOME SHOPPING CLUB, INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------

                     HOME SHOPPING CLUB OUTLET OF CLEARWATER,
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------



                     HOME SHOPPING CLUB OUTLET OF TAMPA, INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------


                     HOME SHOPPING CLUB OUTLET OF ORLANDO,
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------



                     HOME SHOPPING CLUB OUTLET OF SOUTH ORLANDO
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------

                     HOME SHOPPING CLUB OUTLET OF ST. PETERSBURG
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------


                     HOME SHOPPING CLUB OUTLET OF WEST TAMPA,
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------


                     HOME SHOPPING CLUB OUTLET OF BRANDON,
                     INC.

                     By:
                        -----------------------------------

                     Name:
                          ---------------------------------

                     Title:
                           --------------------------------